Exhibit 10.6

Certain confidential information has been omitted from this Exhibit 10.6 pursuant to a request for confidential treatment filed separately with the Securities and Exchange Commission. The omitted information is indicated by the symbol “* * *” at each place in this Exhibit 10.6 where the omitted information appeared in the original.

GYPSUM CONTRACT

This Gypsum Contract (this “Contract”) is made and entered into as of August 9, 1999, by and between Seminole Electric Cooperative, Inc., an electric generation and transmission cooperative corporation organized under the laws of the State of Florida (together with its successors and assigns, “Seminole”) and the operator of the Seminole Electric Plant located at 890 North Highway 17, Palatka, Florida 32178 (the “Seminole Plant”), and Lafarge Corporation, a Maryland corporation (together with its successors and assigns, “Lafarge”). In this Contract, Seminole and Lafarge are sometimes collectively referred to as the “Parties” and individually as a “Party”.

RECITALS:

WHEREAS, Seminole operates the Seminole Plant in order to generate electric energy and incident thereto produces scrubber spent slurry which must be disposed of; and

WHEREAS, Seminole desires to install equipment at the Seminole Plant necessary to convert scrubber spent slurry generated at the Seminole Plant into Complying Gypsum (as defined in Section 1 below); and

WHEREAS, Seminole desires to sell to Lafarge the Complying Gypsum (and all Non-Complying Gypsum (as defined in Section 1 below) that Lafarge in its sole discretion elects to purchase) produced by the Seminole Plant, subject to the terms and conditions set forth in this Contract; and

WHEREAS, Lafarge desires to purchase the Complying Gypsum (and all Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase) produced by the Seminole Plant, subject to the terms and conditions set forth in this Contract; and

WHEREAS, upon sale and delivery of the Complying Gypsum (and all Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase) to Lafarge as provided herein, Lafarge will have all right, title and interest in and to, and ownership of, the Complying Gypsum (and all such Non-Complying Gypsum as Lafarge in its sole discretion elects to purchase); and

WHEREAS, Lafarge may use such Complying Gypsum (and all Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase) to produce wallboard, cement or other products at the Lafarge Plant (as defined in Section 1 below) or at any of its other plants, properties or operations; and

WHEREAS, the Parties have entered into a Letter of Intent (as defined in Section 1 below) which provides, among other things, that the Parties will use their commercially reasonable efforts to enter into a Definitive Agreement (as defined in the Letter of Intent) on or before August 13, 1999 with respect to matters relating to, among other things, the sale and delivery of Complying Gypsum (and an such Non-Complying Gypsum as Lafarge elects to purchase) to Lafarge; and

WHEREAS, this Contract is the Definitive Agreement provided for in the Letter of Intent.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration described herein, the receipt and sufficiency of which are, hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1. Definitions.

The following terms shall have the meanings specified below:

“AAA” means the American Arbitration Association.

“Affected Party” means the Party whose performance of its obligations under this Contract is adversely affected by an Excusable Event.

“Agreement of Sale and Purchase” means the Agreement of Sale and Purchase between the Parties in the form attached hereto as Exhibit B.

“Alternative Complying Gypsum” means alternative gypsum (either natural or synthetic), not produced by the Seminole Plant, which complies with each of the Specifications applicable to natural gypsum or synthetic gypsum, as the case may be.

“Annual Adjustment” means the annual adjustment of the applicable price per ton, as provided in and calculated in accordance with Section 9(a) hereof.

“Annual Tonnage Notice” shall have the meaning given to such term in Section 4(g) hereof.

“Arbitrators” means the arbitrator or arbitrators, as the case may be, contemplated by and selected in accordance with Section 25(d) hereof.

“BLS” means the U.S. Bureau of Labor-Bureau of Labor Statistics, and any successor entity.

“Commencement Date” means January 1, 2001.

“Compliance Payment” shall have the meaning given to such term in Section 5(b) hereof.

“Complying Gypsum” means Material which complies with each of the Specifications.

“Confidential Information” shall have the meaning given to such term in Section 11 hereof

“Contract” shall have the meaning given to such term in the introductory paragraph hereof.

“Contract Year” or “Contract Years” means a calendar year or years.

* * *.

* * *.

* * *.

* * *.

* * *.

“Conversion Equipment” means all such equipment required to convert the scrubber spent slurry generated at the Seminole Plant into Complying Gypsum.

“Conveyor Easement and Limited Access Easement” means the easement granted to Lafarge by Seminole and relating to the Lafarge Conveyor, in the form attached to the Agreement of Sale and Purchase.

“Dispute” shall have the meaning given to such term in Section 25(a) hereof.

“Event of Default” shall have the meaning given to such term in Section 17(a) hereof.

“Excess Tonnage” shall have the meaning given to such term in Section 4(f) hereof.

“Excess Tonnage Notice” means the annual written notice to be provided by Seminole to Lafarge which forecasts the Excess Tonnage, if any, Seminole then anticipates the Seminole Plant will produce during the Contract Year to which such Excess Tonnage Notice applies.

“Excusable Event” shall have the meaning given to such term in Section 12(b) hereof.

“Good Utility Practice” means any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good utility practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others but rather to be acceptable practices, methods and acts generally accepted in the region, the region being the Florida Reliability coordinating Council or its successor; provided, however, that Good Utility Practice shall include compliance with all applicable federal, state, county, municipal ‘and local laws, rules, regulations and ordinances,

“Gypsum Price Discount” means * * * of Complying Gypsum.

“Indexed Gypsum Price” shall have the meaning and shall be determined as set forth in Section 9(b) hereof.

“Initial Gypsum Price” means * * * of Complying Gypsum.

“Initial Term” means the period of time beginning on the Commencement Date and ending on * * *.

“Lafarge” means Lafarge Corporation, a Maryland corporation, together with its successors and assigns.

“Lafarge Back-up Storage Site” means the 20-acre site located at the Seminole Plant referred to in Section 14 hereof, the use of which is to be granted to Lafarge by Seminole pursuant to the License Agreement to be executed by and between Seminole and Lafarge in the form attached to the Agreement of Sale and Purchase (the “Backup Storage Agreement”).

“Lafarge Conveyor” means a conveyor system to be constructed, owned, operated and maintained by Lafarge to be located on the property subject to the Conveyor Easement and Limited Access Easement between the Lafarge Plant and the Seminole Plant’s effluent processing facility’s radial stacker/conveyor.

“Lafarge-Indemnified Liabilities” shall have the meaning given to such term in Section 15(a) hereof.

“Lafarge Plant” means a new facility to be constructed by Lafarge in the Palatka, Florida area adjacent to or in the vicinity of the Seminole Plant.

“Lafarge Plant Storage Site” means the storage site to be located at the Lafarge Plant in accordance with Section 2(b) hereof.

“Letter of Intent” means that certain letter agreement dated May 7, 1999, by and between Seminole and Lafarge.

“Lien” means any lien, charge, claim, pledge, security interest or other encumbrance of any type whatsoever.

“Material” means the synthetic gypsum material which is produced (by means of the Conversion Equipment) as a result of the conversion of the scrubber spent slurry generated at the Seminole Plant into a material with different chemical properties than the unconverted scrubber spent slurry, but prior to sampling, evaluation and testing to determine whether it is Complying Gypsum.

“Maximum Amount” shall have the meaning given to such term in Section 4(c) hereof.

“Maximum Tonnage Shortfall” shall have the meaning given to such term in Section 4(c) hereof.

“Minimum Amount” shall have the meaning given to such term in Section 4(b) hereof.

“Minimum Tonnage Shortfall” means any failure of Seminole to sell and deliver to Lafarge the applicable Minimum Amount of Complying Gypsum set forth in Section 4(b) hereof.

A Minimum Tonnage Shortfall shall be calculated by deducting the amounts of Complying Gypsum sold and delivered by Seminole to Lafarge during any contract period from the Minimum Amount applicable to such contract period.

“Moisture Adjustment” means the Premium Amount and/or the Compliance Payment, as the case may be.

“Non-Complying Gypsum” means any Material which is not Complying Gypsum.

“Offer” means any bona fide written offer reasonably acceptable to Seminole that Seminole may from time to time receive from an independent third party with respect to such third party’s desire to purchase Complying Gypsum or Non-Complying Gypsum, as the case may be, or any bona fide written offer that Seminole may from time to time deliver to an independent third party with respect to Seminole’s desire to sell Complying Gypsum or Non-Complying Gypsum, as the case may be.

“Party” means Seminole or Lafarge, as the case may be, and “Parties” means both Seminole and Lafarge.

“Point of Delivery” shall have the meaning given to such term in Section 7(a) hereof

“Premium Amount” shall have the meaning given to such term in Section 5(b) hereof.

“Renewal Term” shall have the meaning given to such term in Section 8(b) hereof.

“Second Year Gypsum Price” means the price per ton of * * *.

“Seminole” means Seminole Electric Cooperative, Inc., an electric generation and transmission cooperative corporation organized under the laws of the State of Florida and the operator of the Seminole Plant, together with its successors and assigns.

“Seminole-Indemnified Liabilities” shall have the meaning given to such term in Section 15(b) hereof.

“Seminole Plant” means the Seminole Electric Plant located at 890 North Highway 17, Palatka, Florida 32178. As used herein, the Seminole Plant shall include, among other facilities, two coal-fired electric generation units, known as Seminole Unit 1 with a net rated capacity of 620 MW and Seminole Unit 2, with a net rated capacity of 620 MW.

“Specifications” means the specifications applicable to natural gypsum or synthetic gypsum, as the case may be, set forth on Exhibit A attached hereto and incorporated herein.

“tonnage and “Ton” shall mean a short ton (2,000 pounds) and not a long ton (2,240 pounds) or a metric ton (2,204.6 pounds), and all references to tons, tonnage and other quantities or amounts shall be on a dry weight basis.

“UCC” means the Uniform Commercial Code as enacted by the State of Florida, as the same may from time to time be amended.

2. Certain Obligations; Termination Under Certain Circumstances.

(a) Installation of Conversion Equipment. Unless otherwise agreed to by the Parties in writing on or before November 2, 1999, Seminole shall exercise due diligence to obtain, on or before November 2, 1999, and at its own expense, the National Pollutant Discharge Elimination System Permit (NPDES); the Modification of the Seminole Power Plant siting Act Certification Permit (PPSA); and all such other permits, approvals, consents, waivers, authorizations and licenses, and shall execute all such other agreements in connection therewith, which are or may be required in order for Seminole to install and operate the Conversion Equipment at the Seminole Plant and which grant to Seminole the right to enter into and perform this Contract or which authorize Seminole to enter into and perform this Contract. Seminole shall use its commercially reasonable efforts to complete the installation of the Conversion Equipment, at its expense, on or before December 31, 2000; however Seminole’s failure to complete such installation on or before December 31, 2000 shall not be deemed a, breach of this Contract so long as (i) Seminole is proceeding with due diligence to complete such installation and (ii) Seminole provides Lafarge with Alternative Complying Gypsum in the amounts at the times and for the price set forth in this Contract notwithstanding the failure so to complete such installation.

(b) Lafarge Plant. Unless otherwise agreed to by the Parties in writing (i) on or before September 30, 1999, Lafarge shall exercise due diligence to submit, on or before September 30, 1999, and at its own expense, applications relating to all such permits, approvals, consents, waivers, authorizations and licenses, and shall execute all such agreements in connection therewith, which are or may be required in order for Lafarge to construct the Lafarge Plant, and (ii) on or before December 31, 2000, Lafarge shall commence construction, at its sole expense, of the Lafarge Conveyor and the Lafarge Plant, each of which will be located adjacent to or in the vicinity of the Seminole Plant. The Lafarge Conveyor and the Lafarge Plant will, at all times during the Initial Term and any Renewal Term(s) of this Contract after such construction is completed, be adequate and capable of receiving and processing such quantities of Complying Gypsum as the Seminole Plant produces, up to the applicable Maximum Amount. Included within the Lafarge Plant shall be all such ancillary facilities, including, without limitation, rail spurs, conveyor systems, the Lafarge Plant Storage Site, and water and sewage systems, as are necessary or appropriate for its operation as contemplated herein. Lafarge shall use its commercially reasonable efforts to complete the preparation of the Lafarge Plant Storage Site on or before October 1, 2000. The failure of Lafarge to fulfill any or all of the requirements of this Section 2(b)(ii) shall not be deemed a breach of this Contract and Seminole’s sole remedy for such failure shall be reversion of the site of the Lafarge Plant as provided for in the Agreement of Sale and Purchase which is attached hereto as Exhibit 13. In the event that the Lafarge Conveyor and Lafarge Plant are not during the Initial Term and any Renewal Term(s) of this Contract adequate and capable of receiving and processing such quantities of Complying Gypsum as the Seminole Plant produces, up to the applicable Maximum Amount, then Lafarge shall (i) accept and dispose of such quantities of Complying Gypsum, up to the applicable Maximum Amount, (ii) pay for such Complying Gypsum in accordance with the terms of this Contract and (iii) otherwise comply with the terms of this Contract. For purposes of this paragraph, the term “commence construction” shall mean that Lafarge has incurred $1,000,000 in costs of permanent improvements to the Property (as defined in the Warranty Deed between Seminole and Lafarge).

(c) Land Purchase and Sale. Unless the Parties otherwise agree in writing on or before November 5, 1999, in the event the purchase and sale of the real property anticipated to be the site of the Lafarge Plant (as contemplated by that certain Agreement of Sale and Purchase between the Parties and attached hereto as Exhibit B) shall for any reason fail to be consummated on or before November 5, 1999, unless such date is extended pursuant to the terms and provisions of the Agreement of Sale and Purchase, this Contract and each of the obligations of the Parties set forth herein shall, except for the confidentiality obligations of the Parties set forth in Section 11 hereof (which confidentiality obligations shall survive any such termination), be terminated and be null and void as of November 5, 1999; provided, however, that if on November 5, 1999, either Party has notified the other Party that it is seeking specific performance with respect to the Agreement of Sale and Purchase, then such termination shall only occur on the earlier of (i) termination by the Party seeking specific performance of the Agreement of Sale and Purchase and (ii) a final determination by a court having jurisdiction, and conclusion of all applicable appeals, denying the claims for specific performance.

(d) Certain Notifications. Each of the Parties hereby agrees to notify the other Party upon its receipt of each of the permits, approvals, consents, waivers, authorizations and licenses described in this Section 2 to be obtained by it and upon its execution of each of the agreements described in this Section to be executed by it. In addition, each of the Parties hereby agrees promptly to notify the other Party upon being informed or upon becoming aware that such Party will not or may not receive any such permit, approval, consent, waiver, authorization or license, or will not or may not execute any such agreement.

(e) Termination. This Contract and the transactions contemplated herein (i) may be terminated at any time upon the mutual written agreement of the Parties, (ii) unless otherwise agreed to by the Parties in writing, will be terminated without further action of the Parties in the event that Seminole fails to obtain any permit, approval, consent, waiver, authorization or license described in Section 2(a) hereof on or before November 2, 1999 or fails to execute any agreement described in Section 2(a) hereof on or before November 2, 1999, and (iii) unless otherwise agreed to by the Parties in writing, will be terminated without further action of the Parties in the event that Lafarge fails to submit applications relating to any permit, approval, consent, waiver, authorization or license described in Section 2(b) hereof on or before September 30, 1999 or fails to execute any agreement described in Section 2(b) hereof on or before September 30, 1999. If this Contract and the transactions contemplated by this Contract are terminated as provided in this Section 2(e), neither Party shall have any liability or further obligation to the other Party other than the confidentiality obligations set forth in Section 11 hereof.

2A.	Amendment of Support Agreement; Security Arrangements.

(a) Amendment of Support Agreement. Seminole shall on or prior to the Commencement Date (January 1, 2001) provide to Lafarge (in form and substance reasonably acceptable to Lafarge) (1) an amendment (the “Amendment”) to the Support Agreement, dated December 7, 1984, between The Bank of New York (successor to CBT Trust Company of Florida, National Association), as Owner Trustee (the “Unit 2 Owner Trustee”), and Seminole, duly executed and delivered by each of the Unit 2 Owner Trustee and Seminole, in which the Unit 2 Owner Trustee (i) acknowledges and agrees to the existence of this Contract and concurs with Seminole’s obligations hereunder, (ii) acknowledges and agrees that the scrubber spent slurry generated by the operation of Seminole Unit 2 and converted into synthetic gypsum shall be dedicated solely to the satisfaction of Seminole’s obligations under this Contract in accordance with its terms, and (iii) agrees to make its agreements set forth in clauses (i) and (ii) above binding upon any successor to or assignee of all or any portion of the Unit 2 Owner Trustee’s interest in or operation of Seminole Unit 2 or any owner, lessee or operator of Seminole Unit 2, and (2) an agreement of the Unit 2 Owner. Trustee that if it shall come into possession and control of Unit 2 in circumstances where Seminole shall not be the Operator of the Common Facilities (as defined in the Unit 2 Lease, as defined in paragraph (b) below) used in the operation of Seminole Unit 1 and Seminole Unit 2, it (i) will offer to sell and deliver to Lafarge all such Complying Gypsum which may be produced through the operation of Seminole Unit 2 in an amount up to * * * of the Maximum Amount for the price set forth in Section 9 hereof and (ii) will offer to sell and deliver to Lafarge all Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase according to the terms set forth in Section 6. If, but only if the Amendment described in clause (1) and the agreement described in clause (2) are not forthcoming on or prior to the Commencement Date (January 1, 2001), Seminole shall on or prior to the Commencement Date (January 1, 2001) execute and deliver to Lafarge either:

(b) Escrow and Security Agreement. An Escrow and Security Agreement (the “Escrow and Security Agreement”) substantially in the form attached hereto as Exhibit C.

(c) Corporate Guarantee. A corporate guarantee of an unaffiliated entity, the senior unsecured, unenhanced, debt obligations or claims paying ability of which are rated at least A+ by Standard & Poor’s Corporation, guaranteeing amounts payable under Section 4(d)(ii) of this Contract up to the maximum amount from time to time set forth on Exhibit D; or

(d) Standby Letter of Credit. A standby letter of credit of a bank, the senior, unsecured, unenhanced debt obligations of which are rated at least A by Standard & Poor’s Corporation, payable from time to time in a maximum drawing amount from time to time set forth on Exhibit D, if Seminole shall fail to pay any amounts owed Lafarge under Section 4(d)(ii) of the Contract. The Letter of Credit shall name Lafarge as beneficiary and shall be drawable (i) upon presentation of a certificate, signed by a responsible officer of Lafarge, certifying a failure to pay under Section 4(d)(ii) of this Contract or, (ii) absent the extension of the Letter of Credit or the establishment prior to the expiry date of this Letter of Credit of a substitute Letter of Credit or other security arrangements permitted under Subsections 2A(a), (b) or (c), three (3) days prior to the expiration of the Letter of Credit.

(e) Best Efforts. Seminole shall use its reasonable best efforts to obtain the Amendment and agreement described in the first sentence of Section 2A(a) promptly upon execution of this Contract. In addition, Seminole shall use its reasonable best efforts on or prior to January 1, 2001, to provide Lafarge (in form and substance reasonably acceptable to Lafarge) (1) an amendment to the Operating and Support Agreement, dated as of December 15, 1997 among State Street Bank and Trust Company, as owner trustee under three separate trusts, and Seminole to the same effect with respect to Seminole Unit 1 as the Amendment provides with respect to Seminole Unit 2 and (2) an agreement of the owner trustees owning undivided leasehold interests in Seminole Unit 1 and the Common Facilities, and any other necessary parties, to the same effect with respect to Seminole Unit 1 as the agreement described in clause (2) of the first sentence of Section 2A(a) provides with respect to Seminole Unit 2.

(f) Termination of Seminole’s Obligations. If Seminole shall at any time during the Initial Term of this Contract purchase Seminole Unit 2 from the Unit 2 Owner Trustee, or exercise a renewal option (running at least until the end of the Initial Term of this Contract) under Article V of that certain Lease Agreement dated as of December 7, 1984 between The Bank of New York (successor to CBT Trust Company of Florida, National Association) and Seminole (the “Unit 2 Lease”), Seminole’s obligations under Subsections 2A(a), (b), (c), (d) and the first sentence of (e) shall terminate and be of no further force and effect so long as no amount shall be due by Seminole under Section 4(d)(ii) hereof at such time.

Seminole will be free during the Initial Term of this Contract, to change the security arrangements set forth in this Section 2A so long as one of the conditions described in subsections (a), (b), (c) or (d) above shall be satisfied (e.g., upon expiration of a letter of credit, Seminole could provide the Escrow and Security Agreement, the Corporate Guarantee or the Amendment).

3. Maintenance of Conversion Equipment and Seminole Plant. Seminole shall at all times during the Initial Term and any Renewal Term(s) of this Contract, at its sole expense, operate and maintain (and if necessary retrofit or replace) the Conversion Equipment and the Seminole Plant in accordance with Good Utility Practice and in a condition capable of producing at least the applicable Minimum Amount of Complying Gypsum in each one-, two- or three-Contract Year period (as the case may be) during which this Contract remains in effect. Lafarge shall have the right, upon reasonable notice and during normal business hours, to conduct such inspections of the Seminole Plant, including, without limitation, the Conversion Equipment, and the areas adjacent to and in the vicinity of the Lafarge Conveyor, as Lafarge may reasonably request.

4. Purchase and Sale of Complying Gypsum; Remedies for Failure to Sell or Purchase; Related Matters.

(a) Purchase and Sale. Seminole agrees to sell and deliver to Lafarge, and Lafarge agrees to purchase from Seminole, all such quantities of Complying Gypsum as are produced by the Seminole Plant during the Initial Term and any Renewal Term(s) of this Contract, subject to and in accordance with the provisions of subsections (b) and (c) hereof with respect to the applicable Minimum Amount and the applicable Maximum Amount. The Initial Term during which Seminole must sell and deliver Complying Gypsum to Lafarge, and Lafarge must purchase Complying Gypsum from Seminole, shall commence on the Commencement Date, such delivery to be in accordance with Section 7(a) hereof. Seminole shall provide Lafarge with at least thirty (30) days’ prior written notice of the anticipated availability of any quantity of Complying Gypsum produced by the Seminole Plant before January 1, 2001 and shall offer to sell and deliver such Complying Gypsum to Lafarge. Lafarge shall respond with its written acceptance or rejection of any such offered Complying Gypsum within five (5) business days of its receipt of Seminole’s notice relating thereto, and shall make commercially reasonable efforts to purchase and take delivery of, any such Complying Gypsum as may be produced by the Seminole Plant and offered to it by Seminole before January 1, 2001. In no event, however, shall Lafarge be obligated to purchase and take any Complying Gypsum produced by the Seminole Plant before January 1, 2001. Any sale by Seminole to Lafarge and any purchase by Lafarge from Seminole of Complying Gypsum produced by the Seminole Plant before January 1, 2001 shall be at a price per Ton equal to the Initial Gypsum Price and otherwise in accordance with each of the other terms and provisions of this Contract.

(b) Minimum Amount. Seminole and Lafarge agree that the minimum amount of Complying Gypsum to be sold and delivered by Seminole to Lafarge hereunder (whether or not produced by the Seminole Plant) shall be (i) a minimum total of * * * of Complying Gypsum during the approximately * * * consisting of Contract Year * * * and Contract Year * * *, at least * * * of which shall be sold and delivered to Lafarge during Contract Year * * *, (ii) a minimum total of * * * of Complying Gypsum during the * * * consisting of Contract Years * * *, and (iii) during all * * * commencing with the * * * consisting of Contract Years * * *, a minimum total of * * * of Complying Gypsum in such * * * and in each * * * thereafter (on a rolling basis, for example, the * * * consisting of Contract Years * * *; the * * * consisting of Contract Years * * *; the * * * consisting of Contract Years * * *; etc.) during the Initial Term of this Contract (such amounts described in clauses (i-iii) hereof, as applicable, the “Minimum Amount”). If the quantity of Complying Gypsum sold and delivered to Lafarge by Seminole during either Contract Years * * * of the Initial Term of this Contract does not meet or exceed * * *, such quantity will be presumed, for the limited purpose of calculating the total applicable to either Contract Year * * * or Contract Year * * *, to be equal to * * *. The Minimum Amount applicable to any contract period during any Renewal Term(s) of this Contract shall be agreed upon by the Parties following good faith negotiations as set forth in Section 8(b) hereof.

(c) Maximum Amount. Notwithstanding anything to the contrary set forth in this Contract, Seminole and Lafarge agree that Lafarge shall be obligated under this Contract to purchase from Seminole (i) no more than a total of * * * of Complying Gypsum during the * * * consisting of Contract Year * * * and Contract Year * * * (no more than * * * of which must be purchased by Lafarge during Contract Year * * *), (ii) no more than * * * of Complying Gypsum during the * * * consisting of Contract Years * * *, and (iii) during all * * * commencing with the * * * consisting of Contract Years * * *, no more than a total of * * * of Complying Gypsum in such initial * * * and in each successive * * * thereafter (on a rolling basis, for example, the * * * consisting of Contract Years * * *; the * * * consisting of Contract Years * * *; the * * * consisting of Contract Years * * *; etc.) during the Initial Term and any Renewal Term(s) of this Contract (such amounts described in clauses (i-iii) hereof, as applicable, the “Maximum Amount”). In the event Lafarge fails to purchase and take any tendered amount of Complying Gypsum up to the applicable Maximum Amount set forth herein (a “Maximum Tonnage Shortfall”), such Maximum Tonnage Shortfall shall be calculated by deducting the amounts of Complying Gypsum Lafarge purchases and takes from Seminole during any * * * (as the case may be) from the Maximum Amount applicable to such * * *.

(d) Lafarge’s Remedies for Seminole’s Failure to Deliver Applicable Minimum Amount.

(i) The occurrence of any Minimum Tonnage Shortfall shall, unless such Minimum Tonnage Shortfall is due to an Excusable Event, entitle Lafarge to recover from Seminole damages in the amount of the commercially reasonable costs incurred by Lafarge in order to purchase and have delivered to the Lafarge Plant replacement gypsum (either natural or synthetic) which complies with each of the Specifications in respect of the Minimum Tonnage Shortfall, subject to the following limitations. No damages shall be payable by Seminole to Lafarge in respect of a Minimum Tonnage Shortfall (x) if Seminole obtains, sells, transports and delivers to Lafarge Alternative Complying Gypsum in amounts sufficient to render the total sale and delivery of Complying Gypsum and Alternative Complying Gypsum to Lafarge during the period in which the Minimum Tonnage Shortfall occurs at least equal to the Minimum Amount applicable to such period, or (y) to the extent Lafarge elects in its sole discretion not to replace such Minimum Tonnage Shortfall as hereinafter provided. The Alternative Complying Gypsum may be produced at a location other than the Seminole Plant or be from any other source so long as it satisfies each of the Specifications set forth on Exhibit A attached hereto and incorporated into this Contract, in which event it shall be deemed to be Complying Gypsum for purposes of this Contract.

(ii) All costs incurred by Seminole in connection with obtaining, selling, transporting and delivering to Lafarge at the Point of Delivery any such Alternative Complying Gypsum shall be paid by Seminole, and in respect of any such Alternative Complying Gypsum Lafarge shall only be obligated to pay Seminole the applicable price per Ton for Complying Gypsum, as set forth in and adjusted pursuant to Section 9 hereof. In addition thereto, in the event Seminole for any reason (other than an Excusable Event) or for no reason fails to deliver to Lafarge at least the applicable Minimum Amount of Complying Gypsum during any * * * (as applicable) period during the Initial Term or the Minimum Amount applicable to any contract period during any Renewal Term(s), as the case may be, then Lafarge shall have the right to procure, in its own name and from any source without limitation, such amounts of Alternative Complying Gypsum which, when taken together with the amounts of Complying Gypsum and Alternative Complying Gypsum sold and delivered by Seminole to Lafarge during such period, if any, will be equal to the Minimum Amount applicable to such period. All costs reasonably incurred by Lafarge in connection with obtaining and transporting to the Lafarge Plant any such Alternative Complying Gypsum (including the applicable purchase price therefor and all transportation and delivery costs) that are in excess of the applicable price per ton, as set forth in and adjusted pursuant to Section 9 hereof, shall be at the sole cost and expense of Seminole, which shall reimburse Lafarge within 30 days after receipt of Lafarge’s invoice therefor. Lafarge may add * * * per month to any invoice amount which is not paid when due. In the event that any amount due by Seminole to Lafarge shall remain outstanding for a period of sixty (60) days from receipt of Lafarge’s invoice, then Lafarge shall be entitled to deduct such outstanding amount, plus applicable interest, from its succeeding payment(s) to Seminole.

(e) Seminole’s Remedies for Lafarge’s Failure to Take up to Applicable Maximum Amount.

(i) Lafarge shall purchase and pay for all Complying Gypsum which Seminole tenders for delivery in any * * * (as applicable) period during the Initial Term of this Contract, up to the Maximum Amount applicable to such period. The occurrence of any Maximum Tonnage Shortfall shall, unless such failure is due to an Excusable Event, entitle Seminole to pursue any such rights and remedies as are set forth in Section 4(e)(ii) of this Contract, subject to the limitations and obligations of Seminole set forth in Section 4(e)(ii).

(ii) Seminole shall be obligated to make commercially reasonable efforts to sell any Complying Gypsum which Lafarge fails to purchase (up to the applicable Maximum Amount) to one or more third parties at a commercially reasonable purchase price to be paid by such third parties, and in the event of any such sale at a commercially reasonable purchase price, shall credit Lafarge with all such purchase price amounts received by Seminole in respect of such sale. After Seminole makes such efforts to sell the Complying Gypsum to third parties for a commercially reasonable purchase price, Lafarge shall in respect of any such Maximum Tonnage Shortfall pay Seminole an amount equal to the sum of (x) the applicable price per ton, as set forth in and adjusted pursuant to Section 9 hereof, for every tendered Ton up to the Maximum Amount which Lafarge fails to purchase, plus (y) any such costs as are reasonably incurred by Seminole in connection with its sale or disposal of any quantity of the Maximum Tonnage Shortfall that is sold or disposed of by Seminole, less (z) any amounts to be credited to Lafarge as described in the immediately preceding sentence; and Lafarge shall reimburse Seminole within 30 days after receipt of Seminole’s invoice therefor.

(f) Right to Purchase and Take Excess Tonnage. If the amount of Complying Gypsum which Seminole is capable of delivering to Lafarge in any * * * (as applicable) period during the Initial Term or any Renewal Term(s) of this Contract exceeds the Maximum Amount applicable to such * * *, as the case may be (such amount of Complying Gypsum that exceeds the applicable Maximum Amount, “Excess Tonnage”), then Lafarge shall have the right to purchase and take delivery of any or all of such Excess Tonnage at the applicable price per ton, as set forth in and adjusted pursuant to Section 9 hereof. Each Contract Year Seminole shall provide the Excess Tonnage Notice to Lafarge within fifteen (15) days before the anticipated completion of Seminole’s delivery to Lafarge during such Contract Year of quantities of Complying Gypsum equal to (i) the applicable Maximum Amount less (ii) approximately * * *. Lafarge shall have a period of thirty (30) days after its receipt of an Excess Tonnage Notice to elect to purchase and take any or all of the Excess Tonnage described therein. In the event Lafarge elects not to purchase and take delivery of all or any part of the Excess Tonnage described in an Excess Tonnage Notice, then Seminole shall have the right to sell, store or otherwise dispose of the Excess Tonnage which Lafarge elects not to purchase and take, at Seminole’s discretion, without any liability owed by Lafarge to Seminole in connection therewith.

(g) Annual Projections. Seminole and Lafarge each agree to provide the other, within thirty (30) business days before the end of each Contract Year occurring during the Initial Term and any Renewal Term(s) hereof, a projection of the quantities of Complying Gypsum to be produced or utilized, as the case may be, by such Party during the subsequent Contract Year (the “Annual Tonnage Notice”). Lafarge presently intends to use the Complying Gypsum produced by the Seminole Plant in the manufacture of wallboard, cement or other products.

(h) Absolute Obligation to Sell and Deliver and to Purchase and Take. Lafarge and Seminole each agree that this Contract constitutes the indefeasible obligation of Seminole to sell and deliver, and Lafarge to purchase and take, Complying Gypsum and/or Alternative Complying Gypsum, regardless of source, during the Initial Term hereof in accordance with the terms and conditions of this Contract, and such obligations shall not be excused or lessened in any way during the Initial Term by any change in Seminole’s rights with respect to the use, operation or ownership of the Seminole Plant, unless such change is due to an Excusable Event.

5. Complying Gypsum; Moisture Content; Invoice Adjustments.

(a) Complying Gypsum. Material shall constitute Complying Gypsum only if after sampling, evaluation and testing it is determined to comply with each of the Specifications. All Material intended by Seminole to be sold and delivered to Lafarge shall be sampled prior to delivery (as delivery is described in Section 7 hereof), and its compliance status with respect to the Specifications shall be determined in accordance with the test method protocols set forth on Exhibit A. All such sampling and compliance status determinations shall be at Seminole’s sole expense. Lafarge shall have the right to observe the sampling and testing of the Material’s compliance status with respect to the Specifications. Sampling and testing of the Material’s compliance status with the Specifications shall occur immediately prior to the Point of Delivery in the manner and in the frequencies set forth on Exhibit A. Seminole shall retain all such samples at the Seminole Plant in a manner which precludes the co-mingling of any samples, for a period of seven (7) days after the date of completion of analysis, and during such retention period, Seminole shall make the applicable sample(s) available to Lafarge, for testing by Lafarge, at its expense, upon Lafarge’s written request.

(b) Moisture Adjustment. Complying Gypsum sold and delivered to Lafarge in any Contract Year during the Initial Term and any Renewal Term(s) and having an annual weighted average moisture content between * * * and * * * shall be sold and delivered to Lafarge for the price per Ton applicable to such Contract Year, as provided in and adjusted pursuant to Section 9 hereof, without taking into account any Moisture Adjustment. If the annual weighted average moisture content of Complying Gypsum sold and delivered to Lafarge in any Contract Year during the Initial Term or any Renewal Term(s), as the case may be, exceeds * * * but is not greater than * * *, rounded to the nearest one-tenth of a percentage point, Lafarge shall be entitled to a credit for a compliance payment (“Compliance Payment”) in respect of such Contract Year, to be applied as set forth in subsection (c) hereof, equal to:

Moisture Content	Compliance Payment
* * *	* * *
* * *	* * *

If the annual weighted average moisture content of Complying Gypsum sold and delivered to Lafarge in any Contract Year during the Initial Term or any Renewal Term(s), as the case may be, is less than * * * but is not less than * * * , rounded to the nearest one-tenth of a percentage point, the applicable price per ton, as provided in and adjusted pursuant to Section 9 hereof, shall be increased by an amount (“Premium Amount”), to be charged as set forth in subsection (c) hereof, as follows:

Moisture Content	Premium Amount
* * *	* * *
* * *	* * *

The moisture content of all Material intended to be sold and delivered by Seminole to Lafarge pursuant to this Contract shall be determined by Seminole at the frequencies and in accordance with the test method applicable to moisture set forth on Exhibit A. All such twice-a-day moisture content calculations in respect of Complying Gypsum delivered in any Contract Year during the Initial Term and any Renewal Term(s) shall be weighted on a tonnage basis in order to determine an annual weighted average moisture content per Ton of the Complying Gypsum sold and delivered to Lafarge during such Contract Year. All determinations relating to moisture content of the Material, whether such determinations result in the Material being deemed to be Complying Gypsum (with respect to the Specification pertaining to moisture content) or Non-Complying Gypsum, shall be at Seminole’s sole expense. Lafarge shall have the right to observe all determinations of the Material’s moisture content. Seminole shall retain at the Seminole Plant, in a manner which precludes the co-mingling of any samples, all samples used in any such determination for a period of seven (7) days after the date of completion of analysis, and during such retention period Seminole shall make the applicable sample(s) available to Lafarge, for testing by Lafarge, at its expense, upon Lafarge’s written request. Sampling and moisture determinations shall occur immediately prior to the Point of Delivery.

(c) Invoice Adjustments. Any Compliance Payment that results from the annual weighted average moisture content of the Complying Gypsum (such Compliance Payment to be calculated as provided in Section 5(b) above) sold and delivered to Lafarge in any Contract Year during the Initial Term or any Renewal Term(s), as the case may be, shall be credited to Lafarge by Seminole on the last invoice for such Contract Year. If the amount of any such Compliance Payment credit exceeds the amount owed by Lafarge to Seminole on the last invoice for such Contract Year of the Initial Term or any Renewal Term, as the case may be, Seminole shall credit the difference to Lafarge on the next invoice; provided, however, that if this Contract expires or is terminated so that there is no “next invoice”, then Seminole shall pay the difference to Lafarge within thirty (30) days after the date of the last invoice. Lafarge may add * * * per month to any invoice amount which is not paid when due. Any Premium Amount to be added to the applicable price per ton, as provided in and adjusted pursuant to Section 9 hereof, that results from the annual weighted average moisture content of the Complying Gypsum (such Premium Amount to be calculated as provided in Section 5(b) above) sold and delivered to Lafarge in any Contract Year during the Initial Term or any Renewal Term(s), as the case may be, shall be reflected by Seminole on the last invoice for such Contract Year.

6. Non-Complying Gypsum.

(a) Sale and Purchase of Non-Complying Gypsum. Subject to the provisions of subsection (c) hereof, Seminole shall offer to sell and deliver to Lafarge all Non-Complying Gypsum that is produced by the Seminole Plant during the Initial Term and any Renewal Term(s) of this Contract. Lafarge may in its sole discretion elect to purchase or reject some or all of the Non-Complying Gypsum that is offered to it by Seminole. In the event Lafarge in its sole discretion elects to purchase any such Non-Complying Gypsum, such purchase will be at such price per Ton and under such other delivery terms as set forth in subsection (b) hereof. In the event Lafarge in its sole discretion elects not to purchase any such Non-Complying Gypsum, then Seminole shall have the right to sell, store or otherwise dispose of the Non-Complying Gypsum which Lafarge elects not to purchase, at Seminole’s discretion, without any liability owed by Lafarge to Seminole in connection therewith.

(b) Weighing and Delivery of Non-Complying Gypsum. In the event Lafarge in its sole discretion elects to purchase and take any Non-Complying Gypsum which is tendered by Seminole, Seminole shall deliver to Lafarge all such Non-Complying Gypsum that Lafarge elects to purchase by weighing the empty trucks to be provided by Lafarge for such purpose at a site at the Seminole Plant to be agreed upon by the Parties at the time, causing the Non-Complying Gypsum to be loaded onto such trucks, and upon the completion of such loading, weighing the loaded trucks. A certified truck or belt scale which complies with all applicable laws, rules, regulations and ordinances and is operated and maintained in commercially good working order and condition and repaired by Seminole at its sole expense, will be used to weigh all such Non-Complying Gypsum as Lafarge elects to purchase immediately prior to loading onto such trucks. At the completion of loading of such Non-Complying Gypsum as Lafarge elects to purchase onto each truck at the agreed-upon site, title to the Non-Complying Gypsum so delivered will pass from Seminole to Lafarge, and the risk of loss of such delivered Non-Complying Gypsum will pass, as between Seminole and Lafarge, from Seminole to Lafarge. In the event Lafarge in its sole discretion elects to purchase and take delivery of Non-Complying Gypsum pursuant to this Section 6(b), Lafarge shall pay the price per Ton to be agreed upon by the Parties at the time with respect to each delivery of Non-Complying Gypsum.

(c) Re-Processing of Non-Complying Gypsum. Seminole shall have the right, at its sole expense, to re-process any such Non-Complying Gypsum as may be produced by the Seminole Plant during the Initial Term and any Renewal Term(s) of this Contract without first offering such Non-Complying Gypsum to Lafarge; provided, however, that upon completion of such re-processing, Seminole shall offer to sell and deliver to Lafarge such re-processed Material, whether such re-processed Material has become Complying Gypsum (in which event the applicable Minimum Amount and the applicable Maximum Amount shall apply to the Parties’ obligations to sell and purchase such Complying Gypsum and each of the other terms and provisions of this Contract pertaining to Complying Gypsum shall apply to such reprocessed Material) or remains Non-Complying Gypsum (in which event each of the terms and provisions of this Contract pertaining to Non-Complying Gypsum shall apply to such reprocessed Material).

7. Delivery and Related Matters.

(a) Delivery of Complying Gypsum. Seminole shall deliver Complying Gypsum to Lafarge by causing it to be loaded onto the Lafarge Conveyor, to be constructed and maintained for that purpose by Lafarge at its sole cost (“Point of Delivery”). Seminole shall grant to Lafarge the Conveyor Easement and Limited Access Easement for the purpose of allowing Lafarge to construct, operate, maintain and repair the Lafarge Conveyor, all such construction, operation, maintenance and repair work to be performed at Lafarge’s sole expense. The Lafarge Conveyor shall at all times be owned by Lafarge. In the event that the Lafarge Conveyor becomes inoperable, Seminole shall during the period of such inoperability deliver Complying Gypsum to a site (to be agreed upon by the Parties at the time) near the Seminole Plant’s effluent processing facility’s radial stacker/conveyor, which site will during such period of inoperability be deemed the Point of Delivery. It shall be the responsibility of Lafarge, at its sole expense, to remove or relocate the Complying Gypsum from such alternative Point of Delivery within three (3) calendar days (or, if storage space at the alternative Point of Delivery is then available in Seminole’s reasonable discretion, such longer period as Seminole shall agree to in writing, such agreement not to be unreasonably withheld, delayed or conditioned) from the date of delivery thereto. In the event Lafarge fails to remove or relocate the Complying Gypsum delivered to such alternative Point of Delivery within such three-day period (or such longer period as Seminole may agree to as provided above), then Seminole shall have the right to relocate such

Complying Gypsum to a location to be agreed upon by the Parties at the time. Lafarge shall pay all such reasonable costs as are incurred by Seminole in connection with such relocation within thirty (30) days after receipt of Seminole’s invoice therefor.

(b) Weighing of Complying Gypsum. Seminole shall utilize a certified belt scale which complies with all applicable laws, rules, regulations and ordinances (or a belt scale calibrated as provided below) to weigh all Complying Gypsum immediately prior to the loading of such Complying Gypsum onto the Lafarge Conveyor or the delivery of Complying Gypsum to the alternative Point of Delivery described in subsection (a) hereof, as the case may be. Seminole shall, at its sole expense, operate and maintain such belt scale in commercially good working order and repair. At least once every six months, Seminole shall at its own expense cause such belt scale to be certified by all applicable authorities, and at least once per month Seminole shall at its own expense calibrate such belt scale in accordance with the National Institute of Standards and Technology Handbook 44 for belt scales (or any similar successor publication). Lafarge shall have the right to observe the weighing of Complying Gypsum and any certification and calibration of the belt scale and, in connection with such right, Seminole shall provide at least 48 hours’ advance notice to Lafarge of the time and date of each certification and calibration of the belt scale. In the event that any certification or calibration shows any scale used to weigh Complying Gypsum to be inaccurate by more than plus or minus one-half of one percent, the inaccuracy shall be deemed to have existed for one-half the number of days since the date of the most recent certification or calibration, as the case may be, and an adjustment shall be made on the next monthly invoice in order to reflect an appropriate debit or credit. Seminole shall provide a copy of the results of each calibration of the belt scale to Lafarge with the next monthly invoice which is sent to Lafarge. During any period when Seminole’s belt scale is inoperable, the parties shall mutually agree on a procedure for determining quantities of Complying Gypsum in order to permit deliveries of Complying Gypsum to continue during such period of inoperability.

(c) Title and Risk of Loss. Title to and risk of loss of the Complying Gypsum will pass from Seminole to Lafarge upon completion of delivery to Lafarge at the Point of Delivery. On or before 8:00 a.m. each day during the Initial Term and any Renewal Term(s) of this Contract, Seminole shall deliver to Lafarge a daily written log which sets forth the quantity of Complying Gypsum delivered to Lafarge during the immediately preceding calendar day.

(d) No Remedies Available for Failure to Commence Sales and Purchases Prior to January 1, 2001. No remedy available to Lafarge under Section 4(d) hereof in respect of a failure of Seminole to sell and deliver Complying Gypsum, and no remedy available to Seminole under Section 4(e) hereof in respect of a failure of Lafarge to purchase Complying Gypsum, will apply to any period ending on or prior to December 31, 2000.

8. Initial Term; Renewal Terms; Right of First Refusal; Economic Impracticality.

(a) Contract Years. Contract Year 1 shall begin on the Commencement Date and end on December 31, 2001. Each Contract Year thereafter shall be equal to twelve calendar months and shall begin on January 1, and end on the subsequent December 31.

(b) Initial Term; Renewal Terms. The Initial Term of this Contract shall begin on the Commencement Date and end on * * *. Seminole hereby grants to Lafarge a series of options to renew this Contract for up to * * * terms of * * * each (the “Renewal Terms”); provided, however, that Seminole reserves the right to shorten and/or eliminate succeeding Renewal Terms upon the provision to Lafarge of written notice no less than * * * prior to the expiration of the Initial Term or then-effective Renewal Term, as applicable, that the remaining life of the Seminole Plant will be less than the full * * * Renewal Term period to follow and specifying such alternative period for the following Renewal Term. The terms of this Contract during each Renewal Term shall be the same as those applicable during the Initial Term with the exception of the price per Ton for Complying Gypsum with respect to each Renewal Term, a Minimum Amount of Complying Gypsum with respect to each Renewal Term, and such other terms and provisions pertinent to each Renewal Term as the Parties wish to renegotiate, each of which shall be renegotiated in good faith by the Parties as provided in this Section (b). The option and the renegotiation process with respect to price, Minimum Amount and other terms applicable to a Renewal Term shall be as follows:

(i) Each option to renew this Contract shall be exercisable by Lafarge by Lafarge’s provision of written notice to Seminole of Lafarge’s desire to renew this Contract, which written notice shall be due no less than * * * prior to the expiration of the Initial Term or succeeding Renewal Term, as applicable.

(ii) Upon receipt by Seminole of Lafarge’s written notice, the Parties shall negotiate in good faith to reach agreement upon a new price per Ton for Complying Gypsum, a Minimum Amount of Complying Gypsum and such other terms and provisions as the Parties wish to renegotiate. If the Parties reach agreement, that agreement shall be in the form of a written amendment to this Contract.

(iii) If the Parties are unable to agree upon a price and/or Minimum Amount (or such other term or provision as the Parties wish to renegotiate) to be applicable during the succeeding Renewal Term within 180 days after Lafarge’s notice exercising its option to renew (hereinafter, the “Negotiation Period”), this Contract shall not be terminated and shall continue to remain in effect in accordance with its then-current terms (including, without limitation, the applicable price per Ton of Complying Gypsum and the applicable Minimum Amount) until such time as (x) the Parties mutually agree on the price, Minimum Amount and/or other term being renegotiated, as the case may be, in which event that agreement shall be in the form of a written amendment to this Contract, or (y) a Party gives the other Party written notice of its election to terminate such negotiations and this Contract, in which event this Contract shall terminate on the expiration of the then-effective Initial Term.

If Lafarge elects not to exercise one of the options granted herein, then this Contract shall automatically terminate upon the expiration of the then-effective Initial Term or Renewal Term, as applicable.

(c) * * *

(d) Events Relating to Economic Impracticality.

(i) Notwithstanding the provisions of Section 8(b) hereof with respect to the duration of any Renewal Term(s) of this Contract, during any Renewal Term, Seminole shall have the right, exercisable in its sole but good faith discretion, to determine whether it is then economically practical to continue its operation of the Seminole Plant in the manner it was theretofore operated during the Initial Term or the immediately preceding Renewal Term, as the case may be. In the event Seminole shall during a Renewal Term determine in good faith that it is economically impractical to continue such operations, and following such determination Seminole elects to reduce or terminate the operation of any or all of the generating units now or then existing at the Seminole Plant, Seminole shall provide Lafarge with immediate written notice of such determination and election and, provided that such notice is given, shall have the right to terminate this Contract effective no earlier than 240 days after the date of such notice. Seminole further agrees to promptly provide Lafarge with written notice of any preliminary discussions engaged in by Seminole’s Board of Trustees or any successor governing Board or council or among Seminole’s senior management in connection with or relating to any of the foregoing matters.

(ii) Notwithstanding the provisions of Section 8(b) hereof with respect to the duration of any Renewal Term(s) of this Contract, during any Renewal Term, Lafarge shall have the right, exercisable in its sole but good faith discretion, to determine whether it is then economically practical to continue its operation of the Lafarge Plant in the manner it was theretofore operated during the Initial Term or the immediately preceding Renewal Term, as the case may be. In the event Lafarge shall during a Renewal Term determine in good faith that it is economically impractical to continue such operations, and following such determination Lafarge elects to reduce or terminate the operation of all or any portion of the Lafarge Plant, Lafarge shall provide Seminole with immediate written notice of such determination and election and, provided that such notice is given, shall have the right to terminate this Contract effective no earlier than 240 days after the date of such notice. Lafarge further agrees to promptly provide Seminole with written notice of any preliminary discussions engaged in by Lafarge’s Board of Directors or any successor governing Board or among Lafarge’s senior management in connection with or relating to any of the foregoing matters.

(iii) In no event shall either Party be relieved or excused from performance under this Contract during the Initial Term by virtue of any economic impracticality or such Party’s determination thereof, or any failure of presupposed conditions (other than an Excusable Event) as contemplated by Section 672.615 of the UCC or any successor statutory provision.

9. Purchase Price.

(a) Annual Adjustment. Subject to the provisions of Section 5(b) hereof with respect to the Moisture Adjustment, Lafarge shall pay Seminole the Initial Gypsum Price of * * * for the first * * * of Complying Gypsum sold and delivered by Seminole to Lafarge during the * * * of the Initial Term of this Contract, and the * * * Year Gypsum Price of * * * for the first * * * of Complying Gypsum sold and delivered by Seminole to Lafarge during the * * * Contract Year of the Initial Term of this Contract. The price per Ton for all tonnages greater than * * * sold and delivered to Lafarge during any Contract Year in the Initial Term hereof shall be equal to the applicable price per Ton for such Contract Year less the Gypsum Price Discount. The price per Ton applicable to any Contract Year during any Renewal Term(s) of this Contract shall be agreed upon by the Parties following good faith negotiations as set forth in Section 8(b) hereof. The Gypsum Price Discount for tonnages over * * * shall apply only during the Initial Term of this Contract and shall not apply to any Renewal Term. In addition to the Moisture Adjustment, the applicable price per Ton shall be subject to an Annual Adjustment on January 1 each Contract Year during the Initial Term beginning on January 1, 2003. The Annual Adjustment shall * * *. The applicable price per Ton includes any and all costs of producing (or otherwise acquiring or obtaining) and delivering Complying Material to the Point of Delivery as set forth in this Contract.

(b) Indexed Gypsum Price. The “Indexed Gypsum Price” per Ton of Complying Gypsum shall be determined by (i) starting with the * * * Year Gypsum. Price, and (ii) making all Annual Adjustments to the applicable price per Ton as provided in this Section 9; and the result of such calculations shall be considered the “applicable price per ton” for all Contract Years during the Initial Term beginning on January 1, 2003.

(c) * * *

(d) Adjustment Formula. The Indexed Gypsum Price per Ton calculation will be made by Seminole within fifteen days of publication by * * * referred to herein, and all such calculations shall be submitted to Lafarge for review and approval. The formula for the price adjustment shall be:

* * *

* * *

* * *

* * *

* * *

* * *

* * *

* * *

* * *

* * *

10. Representations and Warranties.

(a) Complying Gypsum. Seminole represents and warrants to Lafarge that the material to be sold and delivered to Lafarge hereunder will be Complying Gypsum or Alternative

Complying Gypsum, as determined by the Specifications and the testing protocols set forth in Exhibit A, except for any such Non-Complying Gypsum as Lafarge in its sole discretion elects to purchase. SEMINOLE DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY WITH RESPECT TO THE COMPLYING GYPSUM, ALTERNATIVE COMPLYING GYPSUM AND ANY NON-COMPLYING GYPSUM WHICH LAFARGE IN ITS SOLE DISCRETION ELECTS TO PURCHASE, AND THERE ARE NO WARRANTIES WITH RESPECT TO THE QUALITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE COMPLYING GYPSUM OR ALTERNATIVE COMPLYING GYPSUM WHICH EXTEND BEYOND ITS COMPLIANCE WITH THE SPECIFICATIONS.

(b) Due Incorporation; Good Standing; Corporate Authority. Seminole and Lafarge each represent and warrant to the other that (i) it is a corporation duly organized and validly existing under the laws of the jurisdiction in which it is incorporated, (ii) it is in good standing under its jurisdiction of incorporation, (iii) it has all requisite power and authority to enter into this Contract, and (iv) upon receipt of all necessary permits, approvals, consents, waivers, licenses, agreements and other authorizations required to be obtained by it in order to perform its obligations hereunder, including, without limitation, those described in Section 2 hereof (as applicable to such Party) (which receipt shall be pursued by both Parties with due diligence), it will have all requisite power and authority and the full unrestricted right and ability to perform its obligations hereunder.

(c) Authorization. Seminole and Lafarge each represent and warrant to the other that the execution, delivery and performance of this Contract by such Party, and the consummation by such Party of the transactions contemplated hereby, have been duly and effectively authorized by all necessary action on its part, and that such Party has secured all such approvals, permits, consents, waivers, licenses, agreements and other authorizations as are necessary or appropriate for it to enter into this Contract.

(d) Validity. Seminole and Lafarge each represent and warrant to the other that this Contract constitutes the valid and legally binding obligation of such Party, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application now or hereafter in effect relating to the enforcement of creditors’ rights generally.

(e) Effect of Contract. Seminole and Lafarge each represent and warrant to the other that the execution and delivery of this Contract by such Party does not, and the consummation by such Party of the transactions contemplated hereby will not (i) require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or of any federal, state, county, municipal or local governmental or public regulatory body, authority or agency (except for such licenses, permits, consents, waivers, approvals, agreements and other authorizations as are to be obtained by such Party after the date hereof as provided in Section 2 hereof (as applicable to such Party), the receipt of which shall be pursued by both Parties with due diligence), (ii) violate, with or without the giving of notice or the passage of time, or both, any provisions of law, statute or ordinance or any rule, regulation, order, award, judgment or decree of any court or governmental or public regulatory body, authority or agency applicable to such Party, (iii) result in the breach or termination of any term or provision of, or constitute a violation of or default under, or result in the acceleration of or entitle any person or entity to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien upon any part of the Complying Gypsum (or any such Non-Complying Gypsum as Lafarge in its sole discretion elects to purchase) to be sold and delivered hereunder pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, Lien or other agreement or instrument to which it is a party or by which it is bound, or violate any provision of the Bylaws or Articles or Certificate of Incorporation of such Party as amended to the date of this Contract, or (iv) result in any suspension, revocation, impairment, forfeiture or non-renewal of any license, permit, consent, waiver, approval, agreement or other authorization relating to the operation of the Seminole Plant or the Lafarge Plant (as applicable) or the production, transportation, delivery, sale or purchase of Complying Gypsum (and all such Non-Complying Gypsum as Lafarge in its sole discretion elects to purchase) to be sold and delivered hereunder.

(f) Operating Authority. Seminole represents and warrants to Lafarge that it has and at all times during the Initial Term and any Renewal Term(s) of this Contract will have, all right and authority necessary and appropriate (i) to operate the Seminole Plant, (ii) to allow Lafarge full and unrestricted ingress and egress to and from the areas adjacent to and in the vicinity of the Lafarge Conveyor and the Lafarge Back-up Storage Site, and (iii) to grant the Conveyor Easement and the -Lafarge Back-up Storage Site License to Lafarge, enforceable in accordance with their respective terms.

(g) Title. Seminole represents and warrants to Lafarge that it has and at all times during the Initial Term and any Renewal Term(s) of this Contract will have good and marketable title to all Complying Gypsum (and all such Non-Complying Gypsum as Lafarge in its sole discretion elects to purchase) to be sold and delivered to Lafarge hereunder, and that upon completion of delivery to Lafarge of such Complying Gypsum (and all such Non-Complying Gypsum as Lafarge in its sole discretion elects to purchase), title to the same shall pass from Seminole to Lafarge free and clear of all Liens whatsoever.

(h) Capable of Minimum Amount. Seminole represents and warrants to Lafarge that the Conversion Equipment to be installed by Seminole at the Seminole Plant with respect to converting Seminole Plant scrubber spent slurry into Material which is Complying Gypsum suitable to be sold and delivered to Lafarge will, absent the occurrence of an Excusable Event, be capable of and sufficient to result in the Seminole Plant’s production of at least the applicable Minimum Amount of Complying Gypsum during any one-, two- or three-Contrast Year (as applicable) period during the initial Term and any Renewal Term(s) of this Contract.

(i) Licenses and Permits. Seminole and Lafarge each represent and warrant to the other that (i) it has all licenses, permits, approvals and other authorizations required to permit the operation of its business as presently conducted, (ii) its business is and has been operated in all material respects in compliance therewith and with all applicable federal, state, county, municipal and local laws, rules, regulations and ordinances, and court or administrative orders, (iii) all such licenses, permits, approvals and other authorizations are in full force and effect, and (iv) no action or proceeding is pending, nor to the knowledge of such Party, is threatened to revoke, terminate or declare invalid any of the foregoing.

(j) Year 2000. Seminole represents and warrants to Lafarge that Seminole has completed a comprehensive inventory to identify digital components and applications that could be impacted by the transition from the year 1999 to the year 2000, and has evaluated items within such inventory for susceptibility to errors, inaccuracies or loss of features or functions arising out of processing date changes from, into and between the year 1999 and the year 2000. Seminole further represents and warrants to Lafarge that Seminole has worked diligently toward replacing, repairing, or otherwise addressing deficient items in its mission-critical systems and, based on its evaluations and diligent efforts, has no reason to believe that its mission-critical systems used to produce electricity at the Seminole Plant are not ready to and capable of accurately processing date changes from, into and between the year 1999 and the year 2000. In addition, Seminole represents and warrants to Lafarge that based on its evaluations and diligent efforts, Seminole has no reason to believe that Seminole’s primary functions related to production of electricity will not continue reliably notwithstanding date changes from, into and between the year 1999 and the year 2000, and that Seminole has in place a contingency plan adequate to address potential problems caused by the transition from the year 1999 to the year 2000.

(k) Survival of Representations and Warranties. The Parties each agree that the representations and warranties respectively made by the Parties in this Contract shall survive and remain in effect throughout the Initial Term and all Renewal Term(s) of this Contract.

11. Confidentiality.

(a) Confidential Information; Nondisclosure. Seminole and Lafarge acknowledge and agree that they may come into possession of certain information about each other’s operations, either through visits to each other’s facilities or through an exchange of documents or other information, including, but not limited to, specific designs and specifications of their respective facilities, the speed, throughput and other performance characteristics of their respective facilities, their costs of production and the specifications and selling prices of their products, all of which are confidential and proprietary information of the respective Parties (the “Confidential Information”). Seminole and Lafarge further acknowledge and agree that the other would be damaged by the disclosure of the Confidential Information to competitors or to others, and by the use of the Confidential Information to compete with the other. Accordingly, each of Seminole and Lafarge agrees that it will maintain confidentiality of, and not disclose to persons other than its legal counsel, accountants, auditors, lenders and financing entities, and its employees with a specific need to know such information and who have been advised of and who have agreed to be bound by this covenant, any of the Confidential Information, or use such Confidential Information to compete with the other.

(b) Exceptions to Confidential Information. Notwithstanding the definition of Confidential Information set forth in Section 11(a) above, the Parties acknowledge and agree that “Confidential Information” does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the receiving Party, its affiliates or employees; (ii) was within the possession of the receiving Party, its affiliates or employees prior to its being furnished to such Party by or on behalf of the furnishing Party, provided that the source of such information was not known by the receiving Party, its affiliates or employees to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the furnishing Party or any other party with respect to such information; or (iii) becomes available to the receiving Party on a non-confidential basis from a source other than the other Party or any of its affiliates or employees, provided that such source is not bound by a confidentiality agreement with or other contractual legal or fiduciary obligation of confidentiality to the furnishing Party or any other party with respect to such information.

(c) Limited Permissible Disclosures. In the event that Seminole or Lafarge or any of their affiliates or employees are requested or required (by deposition, interrogatories, request for information or documents, subpoena, civil investigative demand or other similar process in legal proceedings) to disclose any of the other’s Confidential Information, the receiving Party shall provide the furnishing Party with prompt written notice of any such request or requirement so that it may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section 11. If, in the absence of a protective order or other remedy or the receipt of a waiver from the furnishing Party, the receiving Party or any of its affiliates or employees are nonetheless, in the opinion of counsel, legally compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the receiving Party or its affiliates or employees may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information which such counsel advises the receiving Party is legally required to be disclosed, provided that the receiving Party exercises its commercially reasonable efforts to preserve the confidentiality of the Confidential Information including, without limitation, by cooperating with the furnishing Party to attempt to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal. The furnishing Party will promptly reimburse the receiving Party for any and all costs and expenses (including reasonable attorneys’ fees and expenses) which it may suffer or incur as a result of its compliance with this Section 11(c) unless the proceeding in which such disclosure is being sought results in substantial part from a breach by the receiving Party of its obligations hereunder.

12. Force Majeure.

(a) Excusable Events. Neither Seminole nor Lafarge shall be liable to the other for any failure in the performance of its obligations under this Contract when the failure in performance results from the occurrence of an Excusable Event, provided that such failure of performance shall be excused only for so long as it may reasonably take to cure or mitigate the effects of the Excusable Event, and provided further, that the notice requirement set forth in Section 12(c) hereof must be satisfied with respect to such occurrence before it will be deemed an Excusable Event. The enactment, promulgation or issuance of any law, statute, rule, regulation, ordinance or court or administrative order or the occurrence or non-occurrence of any other event which would directly or indirectly increase the costs to be incurred by the Affected Party in performing its obligations under this Contract, but would not prevent the Affected Party from performing its obligations under this Contract, shall in no event constitute an Excusable Event.

(b) Definition of Excusable Event. As used in this Contract, the term “Excusable Event” means explosions, fires, floods, earthquakes, tornadoes, hurricanes, high river conditions or other unusual weather events; strikes or labor disturbances sustained for more than ten (10) continuous days; acts of God; riots, civil disturbances or insurrection; or

embargoes; and the enactment, promulgation or issuance of any law, statute, rule, regulation, ordinance or court or administrative order which would prohibit the Affected Party’s ability to perform this Contract; provided, however, that no such occurrence shall be deemed an Excusable Event unless and until such time as the notice required by Section 12(c) hereof has been given by the Affected Party; and provided further, however, that no occurrence shall be deemed an Excusable Event unless (i) the event or circumstance was not anticipated’ as of the Commencement Date, (ii) the event or circumstance is not within the reasonable control of the Affected Party, and (iii) the event or circumstance is such that, by the exercise of due diligence, the Affected Party is unable to overcome or avoid or cause to be avoided, such event or circumstance. Shutdowns for ordinary or scheduled maintenance and repairs shall not constitute an Excusable Event. The termination of Seminole as the operator of the Seminole Plant, or any portion thereof, or the failure of Seminole to own or retain any leasehold or fee simple interest in the Seminole Plant, or any portion thereof, or the exclusion of Seminole for whatever reason and by whatever means from the Seminole Plant, or any portion thereof, shall not constitute an Excusable Event. Except as may result from the enactment, promulgation or issuance of any law, statute, rule, regulation ordinance or court or administrative order which would prohibit Seminole’s ability to perform this Contract, the termination of Seminole as the operator of the Seminole Plant, or any portion thereof, or the failure of Seminole to own or retain any leasehold or fee simple interest in the Seminole Plant, or any portion thereof, or the exclusion of Seminole for whatever reason and by whatever means from the Seminole Plant, or any portion thereof, shall not constitute an Excusable Event.

(c) Notice of Excusable Event Required. The Affected Party shall immediately notify the other Party of the beginning of or upon its discovery of the occurrence of any Excusable Event, and shall confirm such notice in writing within two (2) business days thereafter. All such written notices shall contain a detailed account of the Excusable Event, including the cause of the Excusable Event, an estimate of the duration of any disruption of or delay in the Affected Party’s performance that will occur as a result of the Excusable Event, including, without limitation, an estimate of the Excusable Event’s impact on the Affected Party’s ability to sell and deliver or purchase (as the case may be) Complying Gypsum (and/or all such Non-Complying Gypsum as Lafarge in its sole discretion elects to purchase) hereunder, and the Affected Party’s plan (which shall be developed through consultation with the other party) to mitigate the effects of the Excusable Event. Any failure of the Affected Party to give such notice, or to give such notice within the time periods specified herein, shall entitle the other Party to recover from the Affected Party any damages such other Party may incur as a direct result of the omitted or late notice, but late notice shall not otherwise preclude an Excusable Event from being claimed.

(d) Reductions in Obligations. Upon the delivery of written notice of an Excusable Event as provided in Section 12(c) hereof, (i) if the Affected Party is Seminole, the applicable Minimum Amount of Complying Gypsum to be sold and delivered to Lafarge during the contract period affected by such Excusable Event shall be reduced by the product of (x) * * * multiplied by (y) the number of days (rounded to the nearest 1/24th of a day) that Seminole is unable to perform its sale and delivery obligations under this Contract as a direct result of the Excusable Event, and (ii) if the Affected Party is Lafarge, the applicable Maximum Amount of Complying Gypsum to be purchased and paid for by Lafarge during the contract period affected by such Excusable Event shall be reduced by the product of (A) * * * multiplied by (B) the number of days (rounded to the nearest 1/24th of a day) that Lafarge is unable to perform its purchase and payment obligations hereunder as a direct result of such Excusable Event.

(e) Performance After an Excusable Event. Each party agrees that, notwithstanding any of the foregoing provisions of this Section 12, if the other Party so requests, the Affected Party shall use its best faith efforts to implement and expedite its plan set forth in the notice of such Excusable Event (at its own reasonable expense) to mitigate the effects of the Excusable Event in order to ensure timely or more timely performance of the Affected Party’s performance of its obligations under this Contract. This Contract shall remain in full force and effect, in accordance with its terms, notwithstanding the occurrence of any Excusable Event.

13. Covenants.

(a) Maintenance and Repairs; Compliance with Laws. Seminole hereby covenants and agrees to at all times during the Initial Term and any Renewal Term(s) of this Contract operate and properly maintain and repair the Seminole Plant in accordance with Good Utility Practice, including, without limitation, the Conversion Equipment to be installed at the Seminole Plant in connection with this Contract and the areas adjacent to and in the vicinity of the Lafarge Back-up Storage Site and the Lafarge Conveyor, and to perform each of its other obligations hereunder, all in accordance with all applicable federal, state, county, municipal and local laws, ordinances, rules and regulations and in accordance with all applicable court and administrative orders. Lafarge hereby covenants and agrees to construct the Lafarge Conveyor and the Lafarge Plant and to at all times during the Initial Term and any Renewal Term(s) of this Contract after their construction operate and properly maintain and repair the Lafarge Conveyor and the Lafarge Plant in accordance with this Contract, and to perform each of its other obligations hereunder, all in accordance with all applicable federal, state, county, municipal and local laws, ordinances, rules and regulations and all applicable court and administrative orders.

(b) Licenses, Permits and Agreements. Once obtained, each Party shall at its own expense maintain in full force and effect, throughout the Initial Term and any Renewal Term(s) of this Contract, all such permits, approvals, consents, waivers, authorizations, licenses and agreements as are required to be obtained and maintained by it in order for such Party to carry out its obligations hereunder.

(c) Representations. Each Party shall take such action as may be necessary such that the representations and warranties made by such Party in Section 10 hereof remain true and correct in all material respects during the Initial Term and any Renewal Term(s) of this Contract.

(d) Indemnification. Each Party agrees to hold harmless and indemnify the other Party from and against all liabilities, claims, costs, expenses, judgments, fines and penalties, including reasonable attorneys’ fees, arising out of or in connection with the indemnifying Party’s failure to comply with the terms of Sections 13(a), 13(b) or 13(c) hereof.

14. Storage of Complying Gypsum on Lafarge Back-up Storage Site. Seminole shall, at the option of Lafarge, provide the Lafarge Back-up Storage Site as provided in the Back-up Storage Site License Agreement Option attached as an exhibit to the Agreement of Sale and Purchase.

15. Indemnification.

(a) Lafarge - Indemnified Liabilities. Lafarge shall hold harmless and indemnify Seminole from and against all losses, costs, liabilities, expenses, and from and against all costs and damages arising in any suits, actions or claims asserted by any third party, and all other obligations and proceedings whatsoever, including, without limitation, all judgments rendered against and all fines and penalties imposed upon Seminole, and any reasonable attorneys’ fees and any other costs of litigation (hereinafter referred to collectively as “Lafarge-Indemnified Liabilities”), arising out of or resulting from: (i) the breach of or inaccuracy in any representation, warranty or covenant made by Lafarge in this Contract; or (ii) injury to or death of persons or damage to property or environmental remediation, cleanup, response, damage, or other associated costs to the extent arising out of Lafarge’s operation of the Lafarge Plant, the Lafarge Plant Storage Site, the Lafarge Conveyor or the storage of Complying Gypsum at the Lafarge Back-up Storage Site. As used in the immediately preceding sentence, the phrase “Lafarge’s operation” shall include its use of employees, agents, contractors and subcontractors. Lafarge shall have full control over the course of the defense of any third party dispute, suit, action, claim or other proceeding and full responsibility and authority with respect to the payment, settlement, compromise or other disposition of any such dispute, suit, action, claim or proceeding subject to indemnification by Lafarge hereunder, including, without limitation, the right to conduct and control all litigation proceedings and all negotiations with respect to the settlement, compromise or other disposition thereof, and Seminole agrees to reasonably cooperate with Lafarge in connection with any such litigation proceedings and negotiations. Seminole shall have the right, at its own expense and without prejudice to Lafarge’s rights under this Agreement, to select and retain its own counsel, and to have counsel separate from Lafarge, in respect of any such dispute, suit, action, claim or other proceeding; provided, however, that neither Seminole nor such separate counsel of Seminole shall at any time have the right to control the course of the defense of any such dispute, suit, action, claim or proceeding or have the authority to agree to any compromise or settlement of any Lafarge-Indemnified Liability. Seminole agrees to give Lafarge prompt written notice of any claim against Seminole which may give rise to a claim for indemnification by Lafarge under this Section 15(a), stating the nature and basis of the first-mentioned claim and the amount thereof. The parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such dispute, suit, action, claim or other proceeding.

(b) Seminole - Indemnified Liabilities. Seminole shall hold harmless and indemnify Lafarge from and against all losses, costs, liabilities, expenses, and from and against all costs and damages arising in any suits, actions or claims asserted by any third party, and all other obligations and proceedings whatsoever, including, without limitation, all judgments rendered against and all fines and penalties imposed upon Lafarge, and any reasonable attorneys’ fees and any other costs of litigation (hereinafter referred to collectively as “Seminole-Indemnified Liabilities”) arising out of or resulting from: (i) the breach of or inaccuracy in any representation, warranty or covenant made by Seminole in this Contract; or (ii) injury to or death of persons or damage to property or environmental remediation, cleanup, response, damage, or other associated costs to the extent arising out of Seminole’s operation of the Seminole Plant (including, without limitation, the Conversion Equipment), the transportation of any Complying. Gypsum (or any Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase) from any location to the Point of Delivery to Lafarge, or the loading of any Complying Gypsum (or any Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase) by Seminole onto the Lafarge Conveyor or the trucks that may be provided by Lafarge hereunder. As used in the immediately preceding sentence, the phrase “Seminole’s operation” shall include its use of employees, agents, contractors and subcontractors. Seminole shall have full control over the course of the defense of any third party dispute, suit, action, claim or other proceeding and full responsibility and authority with respect to the payment, settlement, compromise or other disposition of any such dispute, suit, action, claim or proceeding subject to indemnification by Seminole hereunder, including, without limitation, the right to conduct and control all litigation proceedings and all negotiations with respect to the settlement, compromise or other disposition thereof, and Lafarge agrees to reasonably cooperate with Seminole in connection with any such litigation proceedings and negotiations. Lafarge shall have the right, at its own expense and without prejudice to Seminole’s rights under this Agreement, to select and retain its own counsel, and to have counsel separate from Seminole, in respect of any such dispute, suit, action, claim or other proceeding; provided, however, that neither Lafarge nor such separate counsel of Lafarge shall at any time have the right to control the course of the defense of any such dispute, suit, action, claim or proceeding or have the authority to agree to any compromise or settlement of any Seminole-Indemnified Liability. Lafarge agrees to give Seminole prompt written notice of any claim against Lafarge which may give rise to a claim for indemnification by Seminole under this Section 15(b), stating the nature and basis of the first-mentioned claim and the amount thereof. The parties agree to render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such dispute, suit, action, claim or other proceeding.

16. Intentionally Omitted.

17. Events of Default; Right to Cure; Termination.

(a) Events of Default. If either Seminole or Lafarge files a petition in bankruptcy, or if its creditors file an involuntary petition in bankruptcy, or if it makes a general assignment for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, or if it commits material violations (or repeated violations that could adversely affect such Party’s performance of, or ability to perform, its obligations under this Contract) of applicable health or safety laws, rules, or regulations, or if it otherwise commits a material violation of any provision of this Contract, it shall notify the other Party of such occurrence and such event shall constitute an “Event of Default”.

(b) Right to Cure; Termination. Upon the occurrence of any Event of Default and after giving the defaulting Party thirty (30) days’ written notice of such Event of Default, the other Party may, except as provided hereafter in this Section 17(b), terminate this Contract without further notice and without prejudice to any right or remedy available to it in law or in equity. Notwithstanding the immediately preceding sentence, this Contract shall not be terminated in respect of an Event of Default if the defaulting Party has cured the Event of Default, or has submitted in good faith a plan for curing the Event of Default that is reasonably acceptable to the other Party, within thirty (30) days of receiving the other Party’s written notice of such Event of Default; provided, however, that if the defaulting Party fails to remedy the Event of Default within such 30-day period or within such other time period as may be set forth in any plan to cure the Event of Default accepted by the other Party, then the other Party may terminate this Contract without further notice and without prejudice to any right or remedy available to it at law or in equity.

18. Mechanism for Payment. Seminole shall invoice Lafarge the applicable price per Ton for the total amount of Complying Gypsum, any Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase and any Alternative Complying Gypsum sold and delivered by Seminole to Lafarge each month, and for any other amounts due from Lafarge to Seminole hereunder, by the 15th of the month following delivery. Each monthly invoice delivered to Lafarge shall set forth the total number of tons of Complying Gypsum, Non-Complying Gypsum, or Alternative Complying Gypsum sold and delivered to Lafarge during the preceding month. Lafarge shall pay such invoices within * * * after receipt of such invoice. Seminole may add * * * per month to any invoice amount which is not paid when due. Lafarge shall invoice Seminole for any such amounts as may be due from Seminole to Lafarge hereunder by the 15th of the month following the date such payment obligation arises. Seminole shall pay such invoices in full within * * * after receipt of such invoice. Lafarge may add * * * per month to any invoice amount which is not paid when due. If it is later determined that the amount of any payment by Lafarge or by Seminole represents an underpayment or an overpayment, the Party owing the same shall pay to the other Party, within fifteen (15) days from and after such determination, the full amount of any such underpayment or overpayment. Invoices shall be sent to the following addresses until changed by further notice:

If to Lafarge:	If to Seminole:
Lafarge Corporation	Disbursements Accounting
11130 Sunrise Valley Drive, Suite 300	Seminole Electric Cooperative, Inc.
Reston, VA 20191	P.O. Box 273000
Attention Manager of	Tampa, Florida 33688-3000
Environment, Health and Safety	Attention:	Supervisor of
Disbursements

19. Notice. All notices, requests or other communications, other than invoices, hereunder shall be in writing, addressed to Seminole or Lafarge at the following addresses:

Lafarge Corporation

11130 Sunrise Valley Drive, Suite 300

Reston, VA 20191

Attention: Manager of Environment, Health and Safety

Telecopier: (703) 264-0200

with a copy to:

Linda B. Matarese

Assistant General Counsel

Lafarge Corporation

11130 Sunrise Valley Drive, Suite 300

Reston, VA 20191

Telecopier: (703) 264-0634

Seminole Electric Cooperative, Inc.

16313 Dale Mabry Highway

P.O. Box 272000

Tampa, FL 33688-2000

Attention: Director of Environmental Affairs

Telecopier: (813) 264-7906

with a copy to:

Robert A. Mora, Esq.

Allen, Dell, Frank & Trinkle, P.A.

Suite 1240, The Barnett Plaza

101 East Kennedy Boulevard

Post Office Box 2111

Tampa, FL 33601

Telecopier: (813) 229-6682

The address of either Party may be changed by giving notice in writing at any time to the other Party. Any notice to be given under this Contract shall be deemed duly given if (i) delivered personally; (ii) sent by telecopy (if followed by delivery of a hard copy by first class mail, postage prepaid): (iii) delivered by overnight express; or (iv) sent by United States registered or certified mail, postage prepaid. Any notice that is delivered personally, or sent by telecopy or overnight express in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party. Any notice that is addressed and mailed in the manner provided herein shall be conclusively presumed to have been given to the Party to which it is addressed at the close of business, local time of the recipient, on the third day after it is so placed in the mail.

20. Insurance.

(a) Lafarge Insurance Requirements. Lafarge shall obtain and maintain, at its own expense, throughout the Initial Term and any Renewal Term of this Contract, insurance of the types and in the amounts as described below:

a. Commercial General Liability Insurance. Lafarge shall maintain primary commercial general liability (“COL”) insurance with a limit of not less than $1,000,000 each occurrence. CGL insurance shall be written on ISO form CG 00 01 96 or ISO form CG 00 02 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract. There shall be no endorsement or modification to the CGL limiting the scope of coverage for liability arising from explosion, collapse and underground property damage.

b. Business Auto Liability Insurance. Lafarge shall maintain primary business auto liability insurance (“BAL”) with a limit of not less than $1,000,000 each accident. Such insurance shall cover liability arising out of any auto or truck (including owned, hired, and non-owned autos). Business auto coverage shall be written on a ISO form provided in the 1990 and later editions of CA 00 01, or a substitute form providing equivalent liability coverage.

c. Property Insurance. Lafarge shall maintain All Risk Property Insurance covering physical loss or damage to the Lafarge Plant and the Lafarge Conveyor (including Builders Risk Insurance during the construction of the Lafarge Plant) and boiler and machinery coverage, in each case based on prudent business practices.

d. Workers Compensation Insurance. Lafarge shall maintain workers compensation liability insurance which complies with the laws of the State of Florida.

e. Employers Liability Insurance. Lafarge shall maintain employers liability insurance with limits not less than $1,000,000 per accident.

f. Subcontractor Requirements. In the event that Lafarge elects to use subcontractors in the construction and/or operation of the Lafarge Plant, the Lafarge Conveyor or the Lafarge Back-up Storage Site and/or to handle the Complying Material or any Non-Complying Material which Lafarge may elect to take, Lafarge will require that all such subcontractors provide at least equal coverage (including all insurance requirements) as is required of Lafarge under this Section 20(a). This insurance will be placed with licensed first class underwriters with a Best rating of A+ or better, or similar type of rating.

g. Commercial Umbrella Liability Insurance. Lafarge shall maintain commercial umbrella liability insurance (“CUL”) with a limit of not less than $24,000,000 per occurrence and in the aggregate. Such CUL insurance shall be excess of the primary liability policies in subsections (a)(1), (a)(2) and (a)(5) above.

h. Insured Status. Seminole, its subsidiaries, trustees, officers, agents and employees shall be included as an insured under the liability policies listed in subsections (a)(1), (a)(2) and (a)(7) above. The above liability policies shall include cross-liability coverage as provided under standard ISO forms’ separation of insureds clause.

i. Insurance Companies and Underwriters. The insurance coverage required hereunder shall be placed with reputable, competent, and properly licensed first class insurers and underwriters with a Best rating of A or better, or similar rating, or may be fulfilled through self-insurance, through captive insurance programs or through deductible retention programs regularly maintained by Lafarge.

j. Evidence of Insurance. Ten (10) days prior to the commencement of construction of the Lafarge Plant, the Lafarge Conveyor or the Lafarge Back-up Storage Site and maintained throughout the required insurance period, Lafarge shall furnish Seminole with one or more certificate(s) of insurance, executed by a duly authorized representative of each insurer or Lafarge’s insurance broker, showing compliance with the insurance requirements set forth in this Section 20(a). All such certificates shall provide for 30 days’ written notice, or that the insurer shall endeavor to provide 30 days’ written notice, to Seminole prior to cancellation or material change in coverage of any insurance referred to herein. Failure of Seminole to demand such certificate(s) or other evidence of full compliance with the foregoing insurance requirements or failure of Seminole to identify a deficiency from evidence that is provided shall not be construed as a waiver of Lafarge’s obligations to maintain such insurance. If Lafarge fails to maintain the insurance as set forth herein, Seminole shall have the right, but not the obligation, to purchase such insurance at Lafarge’s expense.

k. No representation of coverage adequacy. By requiring insurance herein, Seminole does not represent that coverage and limits will necessarily be adequate to protect Lafarge, and such coverage and limits shall not be deemed as a limitation on Lafarge’s liability under the indemnities granted to Seminole in this Contract.

(b) Seminole Insurance Requirements. Seminole shall obtain and maintain, at its own expense, throughout the Initial Term and any Renewal Term of this Contract, insurance of the types and in the amounts as described below:

a. Commercial General Liability Insurance. Seminole shall maintain primary CGL insurance with a limit of not less than $1,000,000 each occurrence. CGL insurance shall be written on ISO form CG 00 01 96 or ISO form CG 00 02 96 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury, and liability assumed under an insured contract. There shall be no endorsement or modification to the CGL limiting the scope of coverage for liability arising from explosion, collapse and underground property damage.

b. Business Auto Liability Insurance. Seminole shall maintain primary BAL insurance with a limit of not less than $1,000,000 each accident. Such insurance shall cover liability arising out of any auto or truck (including owned, hired, and non-owned autos). Business auto coverage shall be written on a ISO form provided in the 1990 and later editions of CA 00 01, or a substitute form providing equivalent liability coverage.

c. Property Insurance. Seminole shall maintain All Risk Property Insurance covering physical loss or damage to the Seminole Plant (including bailer and machinery insurance coverage) in accordance with Seminole’s Rural Utilities Service mortgage (or successor document) requirements.

d. Workers Compensation Insurance. Seminole shall maintain workers compensation liability insurance which complies with the laws of the State of Florida.

e. Employers Liability Insurance. Seminole shall maintain employers liability insurance with limits not less than $1,000,000 each accident.

f. Commercial Umbrella Liability Insurance. Seminole shall maintain CUL insurance with a limit of not less than $24,000,000 each occurrence and in the aggregate. Such CUL insurance shall be excess of the primary liability policies in Sections (b)(1), (b)(2) and (b)(5) above.

g. Insured Status. Lafarge, its subsidiaries, directors, officers, agents and employees shall be included as an insured under the liability policies listed in subsections (b)(1), (b)(2) and (b)(6) above. The above liability policies shall include cross-liability coverage as provided under standard ISO forms’ separation of insureds clause.

h. Insurance Companies and Underwriters. The insurance coverage required hereunder shall be placed with reputable, competent, and properly licensed first class insurers and underwriters with a Best rating of A or better, or similar rating, or may be fulfilled through self-insurance, through captive insurance programs or through deductible retention programs regularly maintained by Seminole

i. Evidence of Insurance. Ten (10) days prior to the commencement of the installation of the Conversion Equipment and maintained throughout the required insurance period, Seminole shall furnish Lafarge with one or more certificate(s) of insurance, executed by a duly authorized representative of each insurer, or Seminole’s insurance broker, showing compliance with the insurance requirements set forth in this Section 20(b). All such certificates shall provide for 30 days’ written notice, or that the insurer shall endeavor to provide 30 days’ written notice, to Lafarge prior to cancellation or material change in coverage of any insurance referred to herein. Failure of Lafarge to demand such certificate(s) or other evidence of full compliance with the foregoing insurance requirements or failure of Lafarge to identify a deficiency from evidence that is provided shall not be construed as a waiver of Seminole’s obligations to maintain such insurance. If Seminole fails to maintain the insurance as set forth herein, Lafarge shall have the right, but not the obligation, to purchase such insurance at Seminole’s expense.

j. No representation of coverage adequacy. By requiring insurance herein, Lafarge does not represent that coverage and limits will necessarily be adequate to protect Seminole, and such coverage and limits shall not be deemed as a limitation on Seminole’s liability under the indemnities-granted to Lafarge in this Contract.

21. Intentionally Omitted.

22. Affiliated Companies. Any indemnification of a Party or any limitation of a Party’s liability which is made or granted under this Contract shall to the same extent apply to such Party’s directors, trustees, officers, employees and agents, and to its affiliated companies, including any directors, trustees, officers, employees and agents thereof.

23. Taxes. The price per Ton and all other amounts payable hereunder does not include any applicable sales tax. Lafarge shall be responsible for the payment of taxes (including sales, value-added or other excise taxes) based on Seminole’s sale and delivery to Lafarge of any Complying Gypsum, Alternative Complying Gypsum and any Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase, other than taxes based on the income of Seminole, which shall be the responsibility of Seminole, and all such sales tax amounts shall be included on the applicable Seminole invoice. Lafarge hereby agrees to provide to Seminole a current and validly executed Florida Resale and Exemption Certificate on or before the date Lafarge first purchases Complying Gypsum, Alternative Complying Gypsum and any Non-Complying Gypsum that Lafarge in its sole discretion elects to purchase from Seminole hereunder.

24. Miscellaneous.

(a) Severability. In the event that any of the provisions, or portions thereof; of this Contract are held to be unenforceable, illegal or invalid for any reason, such provision(s) or portion(s) thereof shall be adjusted rather than Voided, if possible, in order to achieve the intent of the Parties to the extent possible. In any event, the validity, and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby and shall be deemed valid and enforceable to the fullest extent possible.

(b) Non-Waiver. The waiver by either Party of any breach of any term, covenant, condition or agreement contained herein or any default in the performance of any obligations hereunder shall not be deemed to be a waiver of any other breach or default of the same or of any other term, covenant, condition, agreement or obligation.

(c) Assignment; Binding Effect. Except as expressly provided in this Section 24(c), neither this Contract nor any of the rights, titles or interests of a Party hereunder may be assigned, delegated or otherwise conveyed to any third party without the written consent of the other Party. Such consent shall not be unreasonably withheld, delayed or conditioned. This Contract shall be binding upon, and shall inure to the benefit of the Parties hereto and their respective successors and assigns. Seminole agrees to (i) cause any entity which shall succeed Seminole in respect of all or any portion of the Seminole Plant (other than by a sale or lease in which possession and control of the Seminole Plant or portion thereof is retained by Seminole) by purchase, assignment, reorganization, recapitalization, merger, consolidation or similar transaction (including, without limitation, in connection with termination of the Unit 2 Lease or the Facility Lease Agreements dated as of December 15, 1997, between State Street Bank and Trust Company of Connecticut, N.A., and Seminole under the obsolescence provisions thereof), and (ii) use its best efforts to cause any successor to Seminole in respect of all or any portion of the Seminole Plant by foreclosure or exercise of any remedies under any agreement or other instrument, dissolution, liquidation or by judicial order or otherwise,, to agree by written instrument, executed by such assignee or successor in favor of Lafarge, to be bound by and to assume and perform Seminole’s respective obligations under this Contract, and upon such assumption, Seminole shall be relieved of any further obligations under this Contract to the extent of the obligations assumed.

(d) Survival. Sections 2(c), 2(e), 2A, 8(c), 8(d), 11, 13(d), 15, 18, 23, 24(c) and this 24(d) shall survive the termination of this Contract.

(e) Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to the doctrine of conflict of laws.

(f) Entire Agreement; Amendment. This Contract constitutes the entire agreement between the Parties and supersedes all previous agreements, arrangements and understandings with respect to the subject matter hereof. There are no representations, understandings or arrangements, written or oral, between the Parties as of the date hereof other than as set forth herein. No waiver, alteration, amendment or modification of this Contract or of any of the provisions hereof shall be binding unless in writing and signed by the duly authorized representatives of each of the Parties.

(g) Recitals. Each of the Recitals set forth on the first and second pages of this Contract are incorporated into this Contract as if fully set forth herein.

(h) Captions. The captions of the various Sections and Subsections of this Contract are for convenience of reference only and do not form a part of and shall not in any way affect the interpretation of this Contract.

(i) Counterparts. This Contract may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which together shall constitute one and the same instrument.

(j) No Third Party Beneficiaries. This Contract and each and every provision hereof is for the exclusive benefit of the Parties hereto and their successors and assigns, and not for the benefit of any third party.

(k) Further Actions. Each of the Parties shall execute such further documents and take such further actions as are necessary to carry out the purposes and intent of this Contract.

(l) Joint Responsibility for Drafting. The Parties agree that both Parties have had equal responsibility for the drafting of this Contract and that no ambiguity herein shall be construed against one Party or the other by virtue of its responsibility as drafter.

25. Dispute Resolution; Mediation and Arbitration.

(a) Referral of Dispute. If any dispute shall arise concerning the performance, enforcement or interpretation of Section 5 of this Contract (a “Dispute”) and such Dispute cannot be resolved by communications between the Seminole Director of Plant Operations and the Lafarge Plant Manager within ten (10) business days, prior to the initiation of any proceedings pursuant to any other provisions of this Section 25, the Dispute shall be referred to the next-higher level of management of Seminole and of Lafarge for resolution.

(b) Mediation. If a Dispute is not resolved pursuant to subsection (a) within fifteen (15) business days after it is referred to the next-higher level of management of Seminole and of Lafarge, either Party may by notice to the other Party require mediation of the Dispute. Each Party agrees to participate in mediation of the Dispute and will in good faith attempt to agree upon a mediator. If Seminole and Lafarge are unable to agree upon a mediator within ten (10) business days after such notice or if such Dispute shall not have been resolved by mediation within twenty (20) business days after such notice, then either Party may file for arbitration pursuant to subsection (c) below. All expenses of the mediator shall be equally shared by the Parties.

(c) Binding Arbitration. If Seminole and Lafarge are unable to settle a Dispute through direct negotiation in good faith or through mediation pursuant to subsections (a) and (b) within the time period specified therein, the Dispute shall be submitted to binding arbitration. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the then effective Commercial Rules of Practice and Procedure of the AAA. The arbitration proceedings shall take place in Tampa, Florida.

(d) Arbitrators; Authority of Arbitrators. Within five (5) business days after notice from one Party to the other requesting binding arbitration, the Parties shall agree on and select one Arbitrator from the AAA panel to serve as the arbitrator of the Dispute. If within such five (5) business-day period, the Parties are unable to agree upon an Arbitrator, each of them shall have five (5) business days following the expiration of that period to select an Arbitrator from the AAA panel that is not an affiliate of a Party to this Contract. If either Party fails to timely select an Arbitrator, AAA shall make the selection for such Party. Within five (5) business days following their selection, the two selected Arbitrators shall agree upon and select a third Arbitrator from the AAA panel. If the Parties are unable to agree on a time and place in Tampa, Florida for arbitration, the Arbitrators shall decide the time and place. The Arbitrators shall hear the matter within thirty (30) days after selection and shall render a decision promptly after the hearing. The Arbitrators shall make a final decision that, in their judgment, (i) is consistent with, and does not add to, subtract from, or otherwise modify, the provisions of this Contract or related agreements or (ii) if the subject matter of the Dispute is not specifically addressed in this Contract, is determined under this Contract consistent with the intent of the Parties as supported by evidence presented in the arbitration proceedings. The Arbitrators shall send a signed written statement of their decision to AAA and both Parties. In awarding damages or other remedies or relief, the Arbitrators must honor and abide by any applicable limitations or restrictions expressed or described in this Contract. The Arbitrators are not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover such damages with respect to any Dispute resolved by arbitration.

(e) Enforcement of Arbitration Award. To the extent permissible under Florida law, the Parties agree that the award of the Arbitrators shall be final and binding and not subject to judicial review. Judgment on the arbitration award may be entered and enforced in any court having jurisdiction over the Parties or their respective assets. It is the intent of the Parties that the arbitration provisions hereof be enforced to the fullest extent permitted by Florida law.

(f) Arbitration Expenses. Each Party shall pay its own expenses of arbitration and the expenses of the Arbitrators shall be equally shared: provided, however, that if in the opinion of the Arbitrators any claim by either Party hereunder or any defense or objection thereto by the other Party was unreasonable and not made in good faith, the Arbitrators may assess, as part of the award, all or any part of the arbitration expenses (including, without limitation, reasonable attorneys’ fees) of the other Party and of the Arbitrators against the Party raising such unreasonable claim, defense, or objection. Nothing herein set forth shall prevent the Parties from settling any dispute by mutual agreement at any time.

26. Time of the Essence. Time is of the essence with regard to each of the dates and time periods specified in this Contract.

27. Relationship of the Parties; No Joint Venture. Each Party shall at all times act as an independent contractor with respect to its performance under this Contract. Neither Party shall represent itself or be considered a representative or agent of the other Party for any purpose. The Parties have not entered into any partnership, joint venture, agency or other such relationship by virtue of this Contract.

28. Remedies. Unless a specific remedy for a breach of a particular obligation of a Party is provided for in this Contract (in which event only such specified remedy shall apply to such breach), the Parties agree that they shall each have available to them, and may avail themselves of, all such rights and remedies as may be available to such Party under Article 2 of the UCC in respect of a breach of any of the provisions of this Contract, or as may otherwise be available at law or in equity.

29. Incorporation of Exhibits. All Exhibits attached hereto (i.e., Exhibits A, B, C, and D) are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein. Any material default of any of the provisions of any such Exhibit shall be deemed a violation of the terms of this Contract subject solely to a remedy for ordinary damages and shall not excuse the non-defaulting party from performance hereunder.

IN WITNESS WHEREOF, the Parties have caused this Contract to be signed by their respective duly authorized officers effective as of the day and year first written above.

SEMINOLE ELECTRIC COOPERATIVE, INC.

By:	/s/ Steven R. Shearer
Name:	Steven R. Shearer
Title:	Senior Vice President, Finance and Administration Division, and Assistant Treasurer

LAFARGE CORPORATION

By:	/s/ David C. Jones
Name:	David C. Jones
Title:	Vice President - Legal Affairs and Secretary

Exhibit A

* * *

Exhibit B

AGREEMENT OF SALE AND PURCHASE

SEMINOLE ELECTRIC COOPERATIVE, INC. (SELLER)

&

LAFARGE CORPORATION (BUYER)

Exhibit B

AGREEMENT OF SALE AND PURCHASE

SEMINOLE ELECTRIC COOPERATIVE, INC. (SELLER)

LAFARGE CORPORATION (BUYER)

PROPERTY:	Approximately 88.312 Acres, Together with an Ingress and Egress Easement, Gas Pipeline Easement, Conveyor Easement, Groundwater Use Agreement, Backup Storage Agreement, Railroad Crossing Agreement and Amendment to Railroad License Agreement, Putnam County, Florida

EFFECTIVE DATE: August 9, 1999

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EXHIBITS:

EXHIBIT “A”	PROPERTY LEGAL DESCRIPTION INGRESS AND EGRESS EASEMENT LEGAL DESCRIPTION GAS PIPELINE EASEMENT LEGAL DESCRIPTION CONVEYOR EASEMENT LEGAL DESCRIPTION

EXHIBIT “B”	GROUNDWATER USE AGREEMENT

EXHIBIT “C”	BACKUP STORAGE AGREEMENT

EXHIBIT “D”	RAILROAD CROSSING AGREEMENT

EXHIBIT “E”	AMENDMENT TO RAILROAD LICENSE AGREEMENT

EXHIBIT “F”	ENCUMBRANCES

EXHIBIT “G”	WARRANTY DEED

EXHIBIT “H”	INGRESS AND EGRESS EASEMENT

EXHIBIT “I”	GAS PIPELINE EASEMENT

EXHIBIT “J”	CONVEYOR EASEMENT

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AGREEMENT OF SALE AND PURCHASE

THIS AGREEMENT OF SALE AND PURCHASE is made this 9th day of August, 1999, between SEMINOLE ELECTRIC COOPERATIVE, INC., a Florida corporation (“Seller”) and LAFARGE CORPORATION, a Maryland corporation, or its assignee or nominee (“Buyer”). The Agreement is to be effective as of the date first above written which is the date this Agreement is executed by Seller and delivered to Buyer (the “Effective Date”).

In consideration of the covenants and provisions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Sell and Purchase. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, subject to the terms and conditions of this Agreement, the following property, property interests and agreements, all of which are located in Putnam County, Florida:

(a) Approximately 88.312 acres as more fully described in the legal description contained in Exhibit “A” (hereinafter “Plant Property”); and

(b) An easement for ingress and egress over and across the real property described in the legal description contained in Exhibit “A” (hereinafter “Ingress and Egress Easement”); and

(c) An easement for a gas pipeline and ingress and egress over, under and across the real property described in the legal description contained in Exhibit “A” (hereinafter “Gas Pipeline Easement”); and

(d) An easement for a conveyor and limited access over, across and on the real property described in the legal description contained in Exhibit “A” (hereinafter “Conveyor Easement”);

which may be collectively referred to hereinafter as the “Property”; and

(e) Groundwater Use Agreement in substantially the form attached hereto as Exhibit “B” (“Groundwater Use Agreement”); and

(f) Backup Storage Site License Agreement Option in substantially the form attached hereto as Exhibit “C” (“Backup Storage Agreement”); and

(g) Railroad Crossing Agreement in substantially the form attached hereto as Exhibit “D” (“Railroad Crossing Agreement”); and

(h) Amendment to Railroad License Agreement in substantially the form attached hereto as Exhibit “E” (“Amendment to Railroad License Agreement”);

2. Purchase Price. The purchase price for the Property is One Hundred Eighty-five Thousand and No/100 Dollars ($185,000.00) (the “Purchase Price”), payable as follows:

(a) One Thousand and No/100 Dollars ($1,000.00) (the “Deposit”) by check payable to Holland & Knight LLP (“Escrow Agent”) which check shall be delivered to Escrow Agent within seventy-two (72) hours following the Effective Date and applied to the Purchase Price at Settlement or otherwise distributed in accordance with the terms of this Agreement.

(b) The balance of the Purchase Price shall be paid to Seller at Settlement (as defined below) in cash by wire transfer of immediately available federal funds, by certified or cashier’s check or by attorney’s trust account check.

3. Settlement. Settlement shall be held on or before November 5, 1999 (or on the next business day thereafter if such date is not a business day), or on such date as Buyer and Seller shall mutually agree upon, at Seller’s attorneys’ office at Allen, Dell, Frank & Trinkle, P.A., 101 East Kennedy Boulevard, Suite 1240, Tampa, Florida 33601 at 11:00 a.m., as may be extended to allow Seller to cure title and survey defects as set forth in Paragraph 4 hereof (“Settlement”). It is agreed that the time of Settlement and the obligation of Seller to deliver the warranty deed at Settlement are of the essence of this Agreement.

4. Survey and Title.

(a) Within twenty (20) days after the Effective Date, Buyer shall obtain a staked boundary survey of the Property by a Florida licensed land surveyor certified to Buyer, Seller, and the Title Company in a form sufficient for the Title Company (as defined below) to delete the survey exceptions, showing thereon the correct legal metes and bounds description, the total acres of the Property, its proper dimensions, the applicable Federal Flood Plain, any building restriction lines, easements, dedications, setbacks of record, rights-of-way, encroachments, the Encumbrances (as defined below), and any other title exceptions.

(b) Within twenty (20) days after the Effective Date, Buyer shall obtain an owner’s title insurance commitment from a Florida licensed title insurer (“Title Company”) covering the Property in the full amount of the Purchase Price, together with true, correct and complete copies of all instruments referred to in Schedule B thereof. At Settlement, Buyer shall obtain an updated title insurance commitment showing good and marketable title to the Property in Buyer; and, at Settlement, an owner’s title insurance policy on an ALTA Form B Policy as to the Property in Buyer in the amount of the total Purchase Price. Said commitment shall show title in Seller and the policy with respect to the Property shall insure in Buyer fee simple title in the Property together with easements, as appropriate, free and clear of all liens and encumbrances except those accepted by Buyer pursuant to the terms of this Agreement.

Buyer shall have ten (10) business days after (i) receipt of the title insurance commitment or (ii) receipt of the survey provided for above, whichever is later, in which to examine the survey and title to the Property and to determine the nature of any defects or matters unacceptable to Buyer (including the Encumbrances, hereinafter defined) and/or in the state of facts disclosed by said updated survey unacceptable to Buyer. If the title to all or part of the Property is subject to liens, encumbrances, easements, conditions or restrictions unacceptable to Buyer, or in the event of any encroachment unacceptable to Buyer, Buyer shall give written notice to Seller within said ten (10) business day period of such defects and Seller shall have a period of thirty-one (31) days after receipt of such written notice thereof within which to remedy

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or remove, using Seller’s due diligence, any such defect, lien, encumbrance, easement, condition, restriction or encroachment, or obtain title insurance against the same. If Seller is unable, using Seller’s due diligence, to cure such defects within said thirty-one (31) day period of which it has been notified, Buyer may terminate this Agreement upon notice to Seller and the Deposit shall be released to Buyer, or Buyer may elect to close and accept a conveyance subject to such defects.

(c) Seller hereby represents and warrants that it has, or at Settlement will have, good and marketable fee simple title to the Property, subject only to the encumbrances set forth on Exhibit “F” attached hereto (“Encumbrances”). Seller hereby covenants that prior to Settlement Seller will not take any action that will result in a change in the condition of title to the Property as previously approved by Buyer.

5. Representations and Warranties of Seller. Seller, to induce Buyer to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Buyer as follows:

(a) Seller has no knowledge of, and has received no notice from, any governmental authority requiring any work, repairs, construction, alterations or installations on or in connection with the Property, or asserting any violation of any federal, state, county or municipal laws, ordinances, codes, orders, regulations or requirements affecting any portion of the Property, including, without limitation, any applicable environmental laws or regulations. There is no action, suit or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or the Property or any portion thereof or relating to or arising out of the ownership of the Property, in any court or before or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality.

(b) No assessments or charges for any public improvements have been made against the Property which remain unpaid, no improvements to the Property or any roads or facilities abutting the Property have been made or ordered for which a lien, assessment or charge can be filed or made, and Seller has no knowledge of any plans for improvements by any governmental or quasi-governmental authority which might result in a special assessment against the Property. Seller has incurred no obligations relating to the installation of or connection to any sanitary sewers or storm sewers which shall be enforceable against the Property, and all public improvements ordered, advertised, commenced or completed prior to the date of this Agreement shall be paid for in full by Seller prior to Settlement. Seller will be responsible for any payment of assessments or notices of assessments made prior to the Effective Date for any public improvement provided Settlement is completed hereunder.

(c) Seller has received no written notice of any present or threatened ban, moratorium or other limitation of any kind on new connections or additional flows to the sewage treatment plant serving or to serve the Property or the conveyance facilities leading to such sewage treatment plant.

(d) To the best of the Seller’s knowledge and belief: (i) there has been no disposal, burial or placement of toxic or hazardous waste, debris or other foreign material on or about the Property; (ii) the Property and Seller are not in violation of any of the applicable requirements of law in connection with the disposal, storage, treatment, processing and other

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handling of waste and the emission or discharge of any effluent, contaminants, pollution or other materials, and no other person or entity has used all or part of the Property or any lands contiguous to the Property in violation of any of those requirements of law; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Property or on or under any lands in the vicinity of the Property that could potentially contaminate the Property; (iv) there are no storage tanks on the Property; (v) environmental conditions associated with the Property are in compliance with all applicable, relevant and appropriate federal, state and local governmental environmental standards, criteria, limitations and requirements; and (vi) Seller has disclosed to Buyer all material information in Seller’s possession relating to the environmental condition of the Property.

(e) There are no service, equipment, supply, maintenance, water, sewer, or other utility or concession agreements or other agreements with respect to or affecting the Property which will burden the Property or Buyer after Settlement in any manner whatsoever, with the exception of Seller’s buried power cable serving Seller’s other adjacent lands, to be shown on the survey, the CSXT railroad crossing and an ingress and egress easement to be reserved by Seller in the Deed, hereinafter defined, over and across the Plant Property.

(f) Seller is a duly existing Florida corporation and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(g) There are no existing leases, whether oral or written, agreements of sale, options, tenancies, licenses or any other claims to possession affecting the Property, except as listed on Exhibit “F” hereto.

(h) No representation, statement or warranty by Seller contained in this Agreement contains or will contain any untrue statements or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading. If, after Seller’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Seller shall promptly notify Buyer.

(i) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Seller, nor the consummation of the sale, constitutes or will constitute a violation or breach of the Articles of Incorporation or By-Laws of Seller, or of any agreement or other instrument to which it is a party, to which it is subject or by which it is bound.

(j) The execution and delivery of this Agreement have been duly authorized and no further corporate action is required on the part of Seller to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Seller has all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Seller. There are no proceedings pending or threatened by or against Seller in bankruptcy, insolvency or reorganization in any state or federal court.

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6. Representations and Warranties of Buyer. Buyer, to induce Seller to enter into this Agreement and to complete the sale and purchase of the Property hereunder, represents, warrants and covenants to Seller as follows:

(a) Buyer is a duly existing Maryland corporation and has the power and authority to enter into this Agreement and to consummate the transactions herein contemplated.

(b) No representation, statement or warranty by Buyer contained in this Agreement contains or will contain any untrue statements or omits or will omit a material fact necessary to make the statement of fact therein recited not misleading. If, after Buyer’s execution hereof, any event occurs or condition exists which renders any of the representations contained herein untrue or misleading, Buyer shall promptly notify Seller.

(c) Neither the execution and delivery of this Agreement, nor compliance with the terms and conditions of this Agreement by Buyer, nor the consummation of the sale, constitutes or will constitute a violation or breach of the Articles of Incorporation or By-Laws of Buyer, or of any agreement or other instrument to which it is a party, to which it is subject or by which it is bound.

(d) The execution and delivery of this Agreement have been duly authorized and no further corporate action is required on the part of Buyer to consummate the transaction contemplated hereby. The person executing this Agreement on behalf of Buyer has all requisite authority to execute this Agreement, and this Agreement, as executed, is valid, legal and binding upon Buyer. There are no proceedings pending or threatened by or against Buyer in bankruptcy, insolvency or reorganization in any state or federal court.

7. Conditions of Buyer’s Obligations. The obligation of Buyer under this Agreement to purchase the Property from Seller is subject to the satisfaction at Settlement of each of the following conditions (any one of which may be waived in whole or in part by Buyer at or prior to Settlement):

(a) All of the representations and warranties by Seller set forth in this Agreement shall be true and correct at and as of Settlement in all respects as though such representations and warranties were made at and as of Settlement, and Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed on its part prior to or as of Settlement.

(b) Buyer shall have a period from the Effective Date through the day before the Settlement (“Due Diligence Period”) to conduct due diligence investigations and analysis of the Property, including, without limitation, entering on the Property to conduct soil borings, environmental and other tests, and all information pertaining to the Property; and to subdivide the Property, if required by law. Seller will cooperate with Buyer in any subdivision of the Property and sign any required documents in connection therewith. If Buyer, after using due diligence, determines that the Property is not suitable for Buyer’s intended use, or is unable to obtain any required subdivision of the Property; and notifies Seller by 5:00 p.m. on the last day of the Due Diligence Period of its election to terminate this Agreement, the Deposit and all accrued interest shall be returned to Buyer, this Agreement thereupon shall become void and there shall be no further obligation or liability on either of the parties hereto.

(c) Seller obtaining and delivering to Buyer on or prior to Settlement an approval of the Rural Utilities Service, National Rural Utilities Cooperative Finance Corporation and any other persons or entities, as necessary or appropriate, who may have a recorded interest in the Property.

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(d) Title to the Property shall be as provided in Exhibit “F” attached hereto.

(e) Five (5) days after the Effective Date, Seller shall deliver to Buyer:

(i) the latest surveys of the Property prepared by a registered and licensed surveyor which are in Seller’s possession;

(ii) copies of any contracts with respect to the Property;

(iii) copies of the latest environmental reports with respect to the Property which are in Seller’s possession;

(iv) copies of the latest title commitment and title policy with respect to the Property which are in Seller’s possession; and

(f) At Settlement, Seller shall deliver to Buyer duly executed originals of the following:

(i) A general warranty deed to the Plant Property duly executed and acknowledged by Seller and in substantially the form attached hereto as Exhibit “G” (“Deed”).

(ii) A Nonforeign Person Certification in the form required under Section 1445 of the Internal Revenue Code.

(iii) The Ingress and Egress Easement in substantially the form attached hereto as Exhibit “H”.

(iv) The Gas Pipeline Easement in substantially the form attached hereto as Exhibit “I”.

(v) The Conveyor Easement in substantially the form attached hereto as Exhibit “J”.

(vi) The Groundwater Use Agreement.

(vii) The Backup Storage Agreement

(viii) The Railroad Crossing Agreement.

(ix) The Amendment to Railroad License Agreement.

Unless all the foregoing conditions contained in this Paragraph 7 are satisfied within the time period specified, or if no time period is specified, prior to or at Settlement, Buyer, at its election, may either (i) extend the date for Settlement until such conditions are satisfied, or (ii) terminate this Agreement and have the Deposit refunded or (iii) waive in writing the satisfaction of any such conditions, in which event this Agreement shall be read as if such conditions no longer existed.

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8. Possession. Possession of the Property shall be given to Buyer at Settlement unoccupied and free of any leases, other claims to or rights of possession, except as provided for in the Encumbrances as modified pursuant to the terms and provisions of this Agreement.

9. Settlement Costs and Prorations. The closing costs and prorations of this transaction shall be paid at or prior to Settlement as follows:

(a) Seller shall pay:

(i) the cost of recording releases of existing liens and any corrective title instruments; and

(ii) Seller’s attorneys’ fees; and

(b) Buyer shall pay:

(i) the cost of documentary stamps on the Deed;

(ii) the cost of the title insurance commitment and policy;

(iii) the cost of the survey;

(iv) the cost of recording the Deed; and

(v) Buyer’s attorneys’ fees.

(c) All real estate taxes and assessments, both general and special, shall be prorated on a per diem basis as of the date of Settlement based on the amount of taxes due in November of the year of Settlement. Upon receipt of the actual tax bills for the Property, post-closing adjustments will be made between the parties if necessary to carry out the intent of this subparagraph.

10. Condemnation. Seller covenants and warrants that Seller has not heretofore received any notice of any condemnation proceeding or other proceeding in the nature of eminent domain affecting the Property. If prior to Settlement any such proceeding is commenced or any change is made, or proposed to be made, to the current means of ingress and egress to the Property or to the roads or driveways adjoining the Property, or to change such ingress or egress or to change the grade thereof, Seller agrees immediately to notify Buyer thereof. Buyer then shall have the right, at Buyer’s option, to terminate this Agreement by giving written notice to Seller within thirty (30) days after receipt of such notice. If Buyer does not so terminate this Agreement, Buyer shall proceed to Settlement hereunder as if no such proceeding had commenced and will pay Seller the full Purchase Price in accordance with this Agreement.

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11. Default by Buyer. If Buyer, without the right to do so and in default of its obligations hereunder, fails to complete Settlement, the Deposit shall be paid to Seller. Such payment of the Deposit to Seller shall be deemed to be liquidated damages for Buyer’s default, or Seller may seek specific performance against Buyer.

12. Default by Seller. If Seller, without the right to do so and in default of its obligations hereunder, fails to complete Settlement, the Deposit shall be returned to Buyer. In addition, Buyer may seek specific performance against Seller.

13. Risk of Loss. Seller shall bear the risk of all loss or damage to the Property from all causes until Settlement.

14. Brokerage. Buyer represents and warrants to Seller and Seller represents and warrants to Buyer that each dealt with no broker, agent, finder or other intermediary in connection with this sale and purchase. Seller agrees to indemnify, defend and hold Buyer harmless from and against any broker’s claim arising from any breach by Seller of Seller’s representation and warranty in this paragraph. Buyer agrees to indemnify, defend and hold Seller harmless from and against any broker’s claim arising from any breach by Buyer of Buyer’s representation and warranty in this paragraph.

15. Access to the Property. Prior to Settlement:

(a) At reasonable times, Buyer, its architects, attorneys, engineers, contractors and other representatives, at Buyer’s expense, shall be afforded reasonable access to the Property to inspect, measure, appraise, test and make surveys of the Property. Buyer shall not interfere unreasonably with Seller’s operations of Seller’s power plant adjacent to the Property and shall restore any area disturbed in the course of Buyer’s testing to the conditions existing prior to any tests conducted by Buyer. Buyer shall indemnify and hold Seller harmless from any and all liability, including any claim for damage to person or property, occurring as a result of such access.

(b) Seller promptly shall notify Buyer of Seller’s receipt of any notice from any party alleging that Seller is in material default of its obligations under any permit or material agreement affecting the Property, or any portion or portions thereof.

(c) No contract for or on behalf of or affecting the Property shall be negotiated or entered into which cannot be terminated by Seller prior to Settlement without charge, cost, penalty or premium.

(d) Seller shall not enter into any leases for any portion of the Property or Seller’s power plant adjacent to the Property.

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16. Notice. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered (i) in person, (ii) by registered or certified mail, return receipt requested, (iii) by recognized overnight delivery service providing positive tracking of items (for example, Federal Express), or (iv) by facsimile transfer, addressed or facsimiled as follows or at such other address of which Seller or Buyer shall have given notice as herein provided:

If intended for Seller:

Seminole Electric Cooperative, Inc.

16313 North Dale Mabry Highway

Tampa, Florida 33618

Attn: Mr. Michael Opalinski

Fax No.: (813) 264-7906

With a copy to:

Allen, Dell, Frank & Trinkle, P.A.

Post Office Box 2111

Tampa, Florida 33601

Attn: Robert A. Mora, Esquire

Fax No.: (813) 229-6682

If intended for Buyer:

Lafarge Corporation

11130 Sunrise Valley Drive Suite 100

Reston, Virginia 20191

Attn: Mr. Gary Molchan

Fax No.: (703) 264-0200

With a copy to:

Linda B. Matarese, Esquire

Assistant General Counsel

Lafarge Corporation

11130 Sunrise Valley Drive Suite 300

Reston, Virginia 20191

Fax No.: (813) 264-3629

With a copy to:

Holland as Knight LLP

50 N. Laura Street, Suite 3900

Jacksonville, Florida 32202

Attn: John J. Mikals, Esquire

Fax No.: (904) 358-1872

All such notices, requests and other communications shall be deemed to have been sufficiently given for all purposes hereof only upon receipt by the party to whom such notice is sent. Notices by the parties may be given by their respective attorneys on the party’s behalf.

17. Indemnity by Seller. Provided that Settlement has taken place hereunder, Seller agrees to indemnify and hold harmless Buyer from and against, and to reimburse Buyer with respect to any and all claims, demands, causes of action, losses, damages, liabilities, costs and

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expenses (including attorney’s fees and court costs) asserted against or incurred by Buyer by reason of or arising out of (a) a breach of any representation or warranty of Seller as set forth in this Agreement, (b) the failure of Seller to perform any obligation required by this Agreement to be performed by it, and (c) the ownership, maintenance and use of the Property prior to Settlement.

18. Further Assurances. After Settlement, at Buyer’s sole cost and expense, Seller shall execute, acknowledge and deliver, for no further consideration, all assignments, transfers, deeds and other documents as Buyer may reasonably request to vest in Buyer and perfect Buyer’s right, title and interest in and to the Property as contemplated in this Agreement.

19. Gypsum Contract. The parties agree that this Agreement is entered into in connection with that certain Gypsum Contract dated August 9, 1999, executed by the parties. It is hereby agreed that a default, beyond applicable notice and cure periods, under the terms of the Gypsum Contract will constitute a default under the terms of this Agreement.

20. Miscellaneous.

(a) All of the representations and warranties contained in this Agreement, all covenants, restrictions, conditions, agreements and indemnities made herein, and all obligations to be performed under the provisions hereof shall survive Settlement.

(b) The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

(c) Buyer shall have the right to assign this Agreement with Seller’s prior written consent, which will not be unreasonably withheld, and upon notice from Buyer, Seller agrees to convey the Property or any portion thereof directly to Buyer’s approved assignee provided that Buyer and/or assignee have fulfilled Buyer’s obligations under this Agreement.

(d) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, transferees, successors and assigns.

(e) This Agreement, including the exhibits attached hereto, contains the whole agreement as to the Property between Seller and Buyer and there are no other terms, obligations, covenants, representations, statements or conditions, oral or otherwise of any kind whatsoever concerning this sale and purchase. This Agreement shall not be altered, amended, changed or modified except in writing executed by the parties hereto.

(f) This Agreement shall be construed in accordance with the laws of the State of Florida.

(g) Both parties to this Agreement having participated fully and equally in the negotiation and preparation hereof, this Agreement shall not be more strictly construed, or any ambiguities within this Agreement resolved, against either party hereto.

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(h) In the event of any litigation in connection with this Agreement, the prevailing party shall be reimbursed by the other party for all reasonable costs and expenses incurred in connection therewith, including reasonable attorneys’ fees, at trial or on appeal.

(i) Neither this Agreement, nor any notice of it, shall be recorded in any public records.

21. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to constitute an original and all of which taken together, shall be deemed to constitute a single agreement, even though all of the parties may not have executed the same counterpart.

22. Offer. This Agreement shall constitute an offer from Buyer to Seller and shall automatically terminate and be revoked unless Seller has delivered a fully executed copy of this Agreement to Buyer on or before August 9, 1999.

23. Seller’s Completion of Settlement. Seller’s obligations under this Agreement are conditioned upon approval of this Agreement by the Rural Utilities Service and any other applicable authorities. In the event Seller, using due diligence, is unable to obtain such approvals by on or before Settlement, this Agreement shall terminate and the Deposit shall be returned to Buyer as its sole and exclusive remedy.

IN WITNESS WHEREOF, intending to be legally bound, the parties have caused this Agreement to be duly executed, under seal, as of the day and year first written above.

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SELLER:

SEMINOLE ELECTRIC COOPERATIVE, INC.

By:
Print Name:
Its:	President

BUYER:

LAFARGE CORPORATION

By:
Print Name:
Its:	President

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Exhibit C

ESCROW AND SECURITY AGREEMENT

This ESCROW AND SECURITY AGREEMENT, dated as of [            ], 1999 (this “Security Agreement”), among SEMINOLE ELECTRIC COOPERATIVE, INC., an electric generation and transmission cooperative corporation organized under the laws of the State of Florida, as pledgor (“Seminole”), LAFARGE CORPORATION, a Maryland Corporation (“Lafarge” or the “Secured Party”) as secured party, [                    ], a [                    ], as collateral agent (“Collateral Agent”), and [                    ], a [                    ], as securities intermediary (the “Securities Intermediary”).

WHEREAS, Seminole has entered into a certain Gypsum Contract (the “Gypsum Contract”), made and entered into as of August 6, 1999 with Lafarge whereby Seminole agrees to sell, and Lafarge agrees to purchase, all of the synthetic gypsum converted from scrubber spent slurry created through the operation of the Seminole Plant, to the extent such gypsum complies with certain specifications as described in the Gypsum Contract; and

WHEREAS, pursuant to Section 2A(b) of the Gypsum Contract, Seminole and Lafarge have agreed to enter into this Security Agreement to provide security for Seminole’s obligations under the Gypsum Contract in certain circumstances;

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1	DEFINITIONS.

Capitalized terms used in this Security Agreement and not otherwise defined herein shall have the respective meanings specified in the Gypsum Contract. Notwithstanding the foregoing, except as otherwise defined or indicated by the context herein, all terms that are defined in the Uniform Commercial Code as in effect in the State of Florida from time to time (the “UCC”) shall have the meanings given such terms in Articles 8 and 9 of the UCC.

In addition, for purposes of this Security Agreement, the following defined terms shall have the meanings set forth below:

“Applicable Law” shall mean all applicable statutes, treaties, judgments, decrees, injunctions, writs and orders of any court, arbitration board or governmental authority and rules, regulations, orders, ordinances, licenses and permits of any governmental authority.

“Collateral” shall mean all right, title and interest, whether now owned or hereafter existing, of Seminole in, to and under the Permitted Securities, the Permitted Securities Account, and all proceeds thereof.

“Permitted Securities” shall mean (i) debt securities of U.S. corporations rated “A” or better by Standard and Poor’s Corporation (and not on such organization’s watchlist for possible downgrading), (ii) direct obligations of the United States of America or obligations guaranteed as to principal and interest by the United States of America, (iii).securities issued by agencies of the

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U.S. Federal government whether or not backed by the full faith and credit of the United States rated “AA” or better by Standard and Poor’s Corporation; and (iv) mutual funds that invest primarily (more than 90%) in any of the foregoing, which with respect to the securities described in (i), (ii), (iii) or (iv), above, mature (a) with respect to debt securities purchased with the proceeds of amounts delivered by Seminole to the Collateral Agent pursuant to Section 4.1(b) or 8.1 on or prior to December 31, 2008, not later than December 31, 2011 and (b) with respect to debt securities purchased with the proceeds of amounts delivered by Seminole to the Collateral Agent pursuant to Section 4.1(b) or 8.1 after December 31, 2008, no later than three years from the date of purchase.

“Permitted Securities Account” shall have the meaning set forth in Section 4.1 of this Security Agreement.

“Secured Obligations” shall have the meaning as set forth in Section 5 hereof.

Section 2	SECURITIES INTERMEDIARY

Section 2.1 Successor Securities Intermediary. If the Securities Intermediary shall resign, a replacement Securities Intermediary shall be appointed which shall be satisfactory to Seminole and the Collateral Agent. Such replacement of the Securities Intermediary shall be effected in a manner which does not result in any interruption of the security interest granted to the Collateral Agent for the benefit of the Secured Party pursuant to this Security Agreement. Any successor Securities Intermediary must make all the representations, warranties and covenants set forth in Section 2.2 of this Security Agreement.

Section 2.2 Representations, Warranties, and Covenants of Securities Intermediary. The Securities Intermediary represents, warrants, and covenants that it is as of the date hereof and shall be for so long as it is the securities intermediary hereunder a corporation or a national bank that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity hereunder. The Securities Intermediary agrees with the parties hereto that, as of the date hereof and for so long as it is the securities intermediary hereunder, the Permitted Securities Account shall be a securities account of the Collateral Agent to which financial assets may be credited. The Securities Intermediary agrees with the parties hereto that for so long as it is the securities intermediary hereunder each item of property credited to the Permitted Securities Account shall be treated as a “financial asset” within the meaning of the UCC. The Securities Intermediary undertakes that for so long as it is the securities intermediary hereunder, it will treat the Collateral Agent as entitled to exercise the rights that comprise such financial assets. The Securities Intermediary acknowledges that as a result of Section 10.6 of this Security Agreement, the “securities intermediary’s jurisdiction” as defined in the UCC of the Securities Intermediary with respect to the Collateral, shall be the State of Florida. The Securities Intermediary represents, warrants, and covenants that it is not and will not be (as long as it is the securities intermediary hereunder) a party to any agreement that is inconsistent with the provisions of this Security Agreement. The Securities Intermediary covenants that so long as it is the securities intermediary hereunder it will not take any action inconsistent with the provisions of this Security Agreement.

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The Securities Intermediary agrees and covenants that for so long as it is the securities intermediary hereunder, (i) it shall comply with entitlement orders originated by the Collateral Agent without the further consent of any other person or entity, and (ii) it will not agree with any person other than the Collateral Agent to comply with entitlement orders originated by such other person The Securities Intermediary agrees and covenants that for so long as it is the securities intermediary hereunder, the Permitted Securities Account and all property credited to it shall not be subject to any lien, security interest, or right of set-off in favor of the Securities Intermediary or anyone claiming through it (other than the Collateral Agent).

Section 3	APPOINTMENT OF COLLATERAL AGENT; COLLATERAL AGENT’S DUTIES.

Section 3.1 Appointment. The Secured Party hereby appoints [                    ] to act as the initial Collateral Agent hereunder. The powers conferred on the Collateral Agent hereunder are solely to protect the interest of the Secured Party in the Collateral, and except to the extent set forth herein, shall not impose any duty upon it to exercise any such powers. Except for the obligations of the Collateral Agent set forth hereunder, the Collateral Agent shall have no duty as to the Collateral or other matters relative to the Collateral whether or not the Collateral Agent has or is deemed to have knowledge of such matters or of any necessary steps to preserve rights against any parties or any other rights pertaining to the Collateral; provided, however, that if delivery or presentment of any Collateral to any other Person is required in connection with any distribution in respect of such Collateral, the Collateral Agent shall, at Seminole’s expense, cooperate to effect such delivery. Except as otherwise expressly contemplated herein, the Secured Party may direct or give instructions to the Collateral Agent to take or refrain from taking any action within the scope of this Security Agreement.

Section 3.2 Liability of Collateral Agent. The liability of the Collateral Agent to transfer or to apply funds for the payment of Secured Obligations shall be limited to the Collateral, and the Collateral Agent shall not have any liability whatsoever, except as set forth in Section 3.5, for any insufficiency of funds required to pay the Secured Obligations except to notify the Secured Party of such insufficiency.

Section 3.3 Collateral Agent Not Required to Use Own Funds. The Collateral Agent shall never be required to use or to advance its own funds or otherwise to incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights and powers hereunder, except as set forth in Section 3.5. The Collateral Agent shall not be liable for any action taken or not taken by it in good faith without gross negligence and believed by it to be within the discretion or power conferred upon it by this Security Agreement, nor shall the Collateral Agent be responsible for the consequences of any error or judgment in performing the duties of the Collateral Agent under this Security Agreement except, in each case, as set forth in Section 3.5.

Section 3.4 Standard of Care. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession or under its control if such Collateral is accorded treatment equal to that which the Collateral Agent accords its own property. At the written request of Seminole or the Secured Party, the Collateral Agent shall prepare and deliver to Seminole and the Secured Party a report identifying the

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Permitted Securities Account and specifying the identity and location of all Collateral as of the end of the month preceding the date of such report. All Collateral delivered to the Collateral Agent hereunder shall be segregated by the Collateral Agent from other assets of the Collateral Agent, Seminole, the Secured Party and any other Person and shall be held in the Permitted Securities Account.

Section 3.5 Duties of Collateral Agent. The Collateral Agent shall have no duties or obligations hereunder except as expressly set forth herein, shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof, shall not be required to perform any acts that may violate any Applicable Law, and shall not be liable or responsible in any manner for any loss or damage arising by reason of any act or omission to act hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss or damage that may occur by reason of forgery, false representation, the exercise of its discretion in any particular manner or for any other reason, except any loss or damage arising by reason of its gross negligence or willful misconduct, ordinary negligence in the receipt, handling or disbursement of funds, breach of this Security Agreement, or failure to exercise reasonable care in the custody and preservation of any Collateral in its possession or under its control.

Section 3.6 Reliance on Written Instructions; Action through Agents or Attorneys. The Collateral Agent may rely upon, and shall be protected in acting or refraining from acting upon, any written instructions furnished to it hereunder and in good faith believed by it to be genuine or presented by the proper party or parties, and the Collateral Agent may assume that any person or entity purporting to give instructions in connection with provisions hereof has been duly authorized to do so. The Collateral Agent may at any time request written instructions from the Secured Party with respect to the interpretation of this Security Agreement or of any action to be taken or suffered or not taken hereunder. The Collateral Agent shall not be personally responsible for or in respect to the genuineness, form or value of the Collateral, the validity or sufficiency of this Security Agreement or for the due execution hereof by the other parties hereto. In the exercise or administration of its duties hereunder, the Collateral Agent (i) may act directly or, at the expense of Seminole, through agents or attorneys, and the Collateral Agent shall not be liable for the default or misconduct of such agents or attorneys if such agents or attorneys shall have been selected by the Collateral Agent with reasonable care and in good faith, and (ii) may, at the expense of Seminole, consult with counsel, accountants and other experts, and it shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other experts. In the event that the Collateral Agent shall be uncertain about the interpretation of this Security Agreement or about its rights or obligations hereunder or the propriety of any action contemplated hereunder, or if the Collateral Agent shall receive instructions with respect to the Collateral that are in its opinion in conflict with any other instructions with respect to the Collateral that it has received or in conflict with any provisions of this Security Agreement, (i) the Collateral Agent promptly shall notify the Secured Party (and any other involved parties, if necessary) of such uncertainty or inconsistent instructions, (ii) the Collateral Agent shall be entitled to refrain from taking any action other than to keep safely the Collateral until it shall be directed otherwise in writing signed by the Secured Party (and any other involved parties, if necessary) or by a final order or judgment of a court of competent jurisdiction, and (iii) if the Collateral Agent does not receive a notice signed by the Secured Party (and any other involved parties, if necessary) resolving such

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uncertainty or inconsistent instructions within a reasonable time, the Collateral Agent shall have the right (but not the obligation) to file suit in interpleader and obtain an order or judgment from a court of competent jurisdiction requiring all persons involved to interplead and litigate in such court their several claims and rights among themselves and, upon the conclusion thereof, to act in accordance with the resolution of such litigation.

Section 3.7 Indemnification of the Collateral Agent. Seminole hereby agrees to indemnify, defend and save harmless the Collateral Agent from and against any and all losses, expenses (including, without limitation, reasonable fees, disbursements and other expenses of counsel), taxes, assessments, liabilities, claims, damages, actions, suits or other charges incurred by or assessed against the Collateral Agent for anything done or omitted by it in the performance of its duties hereunder other than as a result of its gross negligence or willful misconduct.

Section 3.8 Resignation and Replacement of the Collateral Agent.

(a) The Collateral Agent may resign at any time and thereupon be discharged of its duties and obligations as Collateral Agent hereunder by giving thirty (30) days’ prior written notice thereof to Seminole and the Secured Party. Upon expiration of such 30-day period, the Collateral Agent shall have no further obligation hereunder except to hold the Collateral in the Permitted Securities Account and shall not take any further action until the Secured Party shall have appointed a successor Collateral Agent. Upon receipt of written instructions signed by the Secured Party, the Collateral Agent shall promptly turn over the Collateral to the successor Collateral Agent to be held in the Permitted Securities Account. The Collateral Agent shall thereafter have no further duties or obligations hereunder.

(b) The Collateral Agent may be removed and discharged from its duties and obligations as Collateral Agent hereunder by the Secured Party, so long as the Secured Obligations have not been indefeasibly paid and performed in full by delivering a written notice of such removal to the Collateral Agent specifying the date when such removal shall be effective (but such a removal shall in no event be effective prior to the appointment of a successor Collateral Agent). In the event of such removal by the Secured Party, Seminole shall appoint a successor Collateral Agent and, upon receipt of written instructions therefrom, the Collateral Agent shall promptly turn over the Collateral to such successor Collateral Agent to be held in the Permitted Securities Account. If no such successor Collateral Agent shall have been appointed within such thirty (30) day period, the Collateral Agent may petition a court of competent jurisdiction to appoint a successor Collateral Agent. The Collateral Agent shall thereafter have no further duties or obligations hereunder.

Section 4	CREATION OF PERMITTED SECURITIES ACCOUNT; PURCHASE OF PERMITTED SECURITIES.

Section 4.1 Establishment and Maintenance of Permitted Securities Account; Purchase of Securities.

(a) Concurrently with the execution and delivery of this Security Agreement, Seminole and the Collateral Agent shall establish a securities account with the Securities Intermediary in the name of the Collateral Agent and indicating its capacity hereunder (the

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“Permitted Securities Account”) which Permitted Securities Account shall be maintained by the Collateral Agent with the Securities Intermediary at all times separate and apart from all other accounts maintained with the Securities Intermediary. The initial Permitted Securities Account shall be Account No. [                    ] at [                    ]. All Collateral shall at all times be subject to the sole and exclusive dominion and control of the Collateral Agent in accordance with the provisions hereof, provided that the Collateral Agent shall act with respect thereto in accordance with the terms hereof. The Collateral may be withdrawn, transferred, or distributed from the Permitted Securities Account, or sold and liquidated, only as provided in this Security Agreement.

(b) In the circumstances contemplated by Section 2A(b) of the Gypsum Contract, by December 31, 2001, and by each annual anniversary thereof up to and including December 31, 2009, Seminole shall deliver to the Collateral Agent by wire transfer in federal funds the sum of * * * for credit to the Permitted Securities Account. If this Security Agreement shall be executed and delivered by the parties hereto on a date subsequent to 2001 in accordance with Section 2A(f) of the Gypsum Contract (e.g., in circumstances where this Security Agreement is executed and delivered pursuant to Section 2A(f) of the Gypsum Contract in substitution for other security arrangements contemplated by Section 2A(c) or (d)), Seminole shall deliver to the Collateral Agent by wire transfer in federal funds the amount required to be subject to an Escrow and Security Agreement, corporate guarantee or standby letter of credit in accordance with Section 2A of the Gypsum Contract (including Exhibit D thereto) on the date this Security Agreement is executed and delivered by the parties hereto. The Collateral Agent shall cause the Securities Intermediary to purchase with the proceeds of such payments by Seminole, as soon as practicable, such Permitted Securities as directed in writing by Seminole. The Securities Intermediary shall promptly credit such Permitted Securities to the Permitted Securities Account.

Section 5	GRANT OF SECURITY INTEREST IN PERMITTED SECURITIES.

Section 5.1 Grant of Security Interest in Favor of Secured Party. Seminole hereby pledges, assigns, grants, hypothecates, transfers and delivers to the Collateral Agent, on behalf of and for the benefit of the Secured Party, a first lien on and prior perfected security interest in, the Collateral as security for the prompt, complete, and timely payment by Seminole of all costs reasonably incurred by Lafarge in connection with obtaining and transporting to the Lafarge Plant all Alternative Complying Gypsum that Lafarge procures as provided in Section 4(d)(ii) of the Gypsum Contract (including the applicable purchase price therefor and all transportation and delivery costs) that are in excess of the applicable price per ton, as set forth in and adjusted pursuant to Section 9 of the Gypsum Contract, together with interest thereon as provided in Section 4(d)(ii) of the Gypsum Contract, including (without limitation) all such costs incurred by Lafarge after termination of the Gypsum Contract as a result of an Event of Default by Seminole under the Gypsum Contract through calendar year * * * (the “Secured Obligations”).

Section 5.2 Seminole’s Rights to Collateral. The Collateral shall be subject to the exclusive dominion and control of the Collateral Agent in accordance with the provisions hereof, and the Collateral Agent shall administer the Permitted Securities Account and the other Collateral subject to the terms of this Security Agreement. Other than the remittance of interest on the reinvestment of proceeds of Permitted Securities pursuant to Section 8 hereof in the

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circumstances described in such Section, Seminole shall not have any rights or powers with respect to the Collateral, except as provided herein or by Applicable Law, or any control over the use of the Collateral, including, without limitation, any right to withdraw, transfer, or redeem any of the Permitted Securities from the Permitted Securities Account; provided, however, that the Collateral shall be released and returned to Seminole or to whomsoever may be lawfully entitled to receive such Collateral following the discharge of all Secured Obligations.

Section 6	RESTRICTIONS ON EXERCISE OF REMEDIES.

Until the Secured Obligations shall have been indefeasibly paid and performed in full, and whether or not there shall have occurred and be continuing any bankruptcy, moratorium, reorganization, or other insolvency proceeding by or against Seminole, the Secured Party shall have the option to direct the Collateral Agent to exercise any remedies with respect to the Collateral under or as provided in this Security Agreement or under Applicable Law. The Secured Party shall have no right to ask, demand or sue for or otherwise take or omit to take, or to require the Collateral Agent to ask, demand, or sue for or otherwise to take or omit to take, any remedies with respect to any of the Collateral under or as provided in this Security Agreement, that are not consistent (i) with the terms and conditions of this Security Agreement and (ii) with the priority and distribution of proceeds provisions set forth in Section 7.2 of this Security Agreement.

Section 7	REMEDIES.

Section 7.1 Rights of the Collateral Agent in Event of Failure to Pay any Secured Obligation. Upon receipt by the Collateral Agent of a written notice from the Secured Party that a Secured Obligation has not been paid by Seminole for a period of sixty (60) days from receipt by Seminole of an invoice from Lafarge with respect to such Secured Obligation, subject to the provision of Section 6 hereof:

(a) the Collateral Agent may, and shall at the direction of the Secured Party, exercise in respect of the Collateral all the rights or remedies available under the UCC or as otherwise may be available at law or in equity to a secured party upon default and, if so directed in writing by the Secured Party shall, without notice except as specified below, sell the Collateral or any part thereof at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Secured Party may deem commercially reasonable to the extent necessary to provide cash to pay such Secured Obligation. The Collateral Agent shall provide written notice to the Secured Party and Seminole prior to effecting any such sale, at such parties’ addresses specified in the Gypsum Contract by (i) registered mail, (ii) hand delivery, or (iii) special courier service (such as Federal Express, DBL, TNT, Worldcourier or similar courier) and if the purchaser fails to take up and pay for the Collateral so sold, the Collateral may again be similarly sold. The Secured Party may be the purchaser of any or all of the Collateral sold, and thereafter any purchaser of the Collateral shall own such Collateral free from any right of redemption, stay or appraisal of Seminole; provided, however, that the Secured Party shall not be entitled to purchase any of the Permitted Securities at any private sale for less than the then current market value of such securities;

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(b) without limitation of the foregoing, the Collateral Agent may exercise, in its own name all its rights and the rights of the Secured Party under and in respect of the Collateral; and

(c) all cash proceeds received by the Collateral Agent with respect to the Collateral or in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied by the Collateral Agent in the order of priority set forth in Section 7.2. Any surplus of such cash or cash proceeds held by the Collateral Agent and remaining after payment in full of all the Secured Obligations shall be paid over by the Collateral Agent to Seminole or to whomsoever may be lawfully entitled to receive such surplus.

The Collateral Agent may enforce the right of pledge created hereby to the fullest extent possible in accordance with, and shall be entitled to all rights, remedies and benefits afforded to pledges under, the laws of the State of Florida. To the extent necessary to realize the benefit of the pledge of the Collateral effected by Section 5, Seminole authorizes the Collateral Agent to exercise any of Seminole’s rights in respect of the Collateral.

Section 7.2 Distribution of Proceeds of Collateral. Whether in connection with the exercise of remedies under Section 7.1 or otherwise, all proceeds of the Collateral, or any of it, shall be distributed in accordance with the following priority: proceeds of the Collateral shall be applied exclusively to the payment to Lafarge of the Secured Obligations until the Secured Obligations are paid in full. After the later of the discharge of all Secured Obligations and * * *, any remaining proceeds of the Collateral shall be transferred to Seminole or to whomsoever may be lawfully entitled to receive such proceeds.

Section 7.3 Attorney-in-Fact. If Seminole is unable or unwilling to sign such assignments, financing statements or other documents and to file financing statements or other public notices or recording with the appropriate authorities, as and when reasonably requested by any of the Secured Party or the Collateral Agent, Seminole hereby authorizes the Collateral Agent to sign as Seminole’s true and lawful agent and attorney-in-fact any such assignments, financing statement or other documents and to make any such filings.

In addition, Seminole hereby irrevocably appoints, effective and during the continuance of any Event of Default, the Collateral Agent as Seminole’s attorney-in-fact (such power coupled with an interest), with full authority in the place and stead of Seminole and in the name of Seminole or otherwise, from time to time, to take any action and to execute any instrument that the Secured Party may deem necessary or advisable to accomplish the purposes of this Security Agreement, including, without limitation:

(a) to ask for, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for monies due and to become due under or in respect of any of the Collateral,

(b) to receive, endorse and collect any drafts or other instruments, documents and chattel paper, in connection with clause (a) above, and

(c) to file any claims or take any action or institute any proceedings that the Collateral Agent or the Secured Party may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce compliance with the terms and conditions of any of the Collateral.

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Section 8	REINVESTMENT; REMITTANCE; DISCHARGE.

Section 8.1 Reinvestment. If any Permitted Securities shall mature, the Collateral Agent shall direct the Securities Intermediary to invest the proceeds of such maturing Permitted Securities in additional Permitted Securities as directed in writing by Seminole, and credit such Permitted Securities to the Permitted Securities Account. Such Permitted Securities and the proceeds thereof shall be Permitted Securities for purposes of this Security Agreement and shall be subject to the security interests created pursuant to Section 5.

Section 8.2 Periodic Remittance of proceeds of Collateral. So long as Seminole shall not at such time have failed to pay any Secured Obligation, the Collateral Agent shall cause the Securities Intermediary to promptly remit all interest earnings from time to time on all Permitted Securities held in the Permitted Securities Account to Seminole. So long as on the date of each remittance described in this sentence Seminole shall not have failed to pay any Secured Obligation on * * * and on each annual anniversary of such date through and including * * *, the Collateral Agent and the Secured Party agree that the Collateral Agent shall cause the Securities Intermediary to liquidate Permitted Securities and remit the proceeds of such liquidation to Seminole in an amount such that the cost of Permitted Securities remaining in the Permitted Securities Account and subject to the security interest of the Collateral Agent in favor of the Secured Party shall be the amounts on the respective dates set forth below:

Date	Amount

* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *
* * *	* * *

The “cost” of Permitted Securities for purposes of this Section 8.2 shall be the original acquisition price of such Permitted Securities when acquired by the Securities Intermediary pursuant to Section 4.1 or Section 8.1 (e.g., On * * *, if Seminole has not failed to pay any Secured Obligation, the Collateral Agent will remit to Seminole an amount such that the cost of the remaining securities in the Permitted Securities Account shall equal * * *. In no event shall this Section 8.2 be construed to require Seminole to provide additional amounts to the Collateral Agent or the Securities Intermediary for the purchase of additional Permitted Securities. Subject to the first sentence of this Section 8.2, the Securities Intermediary shall sell such Permitted Securities as it shall be directed in writing by Seminole.

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Section 8.3 Remittance of proceeds of Collateral Upon Renewal of Lease of Seminole Unit 2. So long as on the date of such remittance described in this sentence Seminole shall not have failed to pay any Secured Obligation, if Seminole shall irrevocably renew the term of the Unit 2 Lease pursuant to Section 5.01(a) thereof or otherwise, the Collateral Agent and the Secured Party agree that the Collateral Agent shall cause the Securities Intermediary to liquidate Permitted Securities and remit the proceeds of such liquidation to Seminole in an amount such that the cost of Permitted Securities remaining in the Permitted Securities Account and subject to the security interest of the Collateral Agent in favor of the Secured Party after such liquidation and remittance shall mean the amount get forth in Section 8.2 for the date set forth in such Section 8.2 next occurring following the date of expiration of the Unit 2 Lease as so irrevocably extended (e.g., if the term of the Unit 2 Lease shall be extended through * * * pursuant to Section 5.01(a) of the Unit 2 Lease, the Collateral Agent shall cause the Securities Intermediary to liquidate Permitted Securities such that the cost of Permitted Securities remaining in the Permitted Securities Account and subject to the security interest of the Collateral Agent in favor of the Secured Party shall be * * *. The “cost” of Permitted Securities for purposes of this Section 8.2 shall be the original acquisition price of such Permitted Securities when acquired by the Securities Intermediary pursuant to Section 4.1 or Section 8.1. Subject to the first sentence of this Section 8.3, the Securities Intermediary shall sell such Permitted Securities as it shall be directed in writing by Seminole. The Secured Party agrees to give direction to the Collateral Agent to cause the Securities Intermediary to liquidate Permitted Securities and remit the proceeds to Seminole in accordance with this Section 8.3 if Seminole shall certify to it that the term of the Unit 2 Lease has been irrevocably renewed and certifying the expiration date of such renewal.

Section 8.4 Release and Discharge. The Collateral Agent and the Secured Party agree that (i) upon the expiration of the Initial Term of the Gypsum Contract in circumstances where no amount shall be due by Seminole under Section 4(d)(ii) of the Gypsum Contract or (ii) if Seminole shall provide the Secured Party with security for its obligations under Section 4(d)(ii) of the Gypsum Contract meeting the requirements of Sections 2A(a), 2A(c) or 2A(d) of the Gypsum Contract or (iii) if Seminole shall purchase the assets constituting “Seminole Unit 2” from the Unit 2 Owner Trustee pursuant to any provision of the Unit 2 Lease, the Collateral Agent, at the written request and cost of Seminole, shall immediately confirm the release of the Collateral from any security interest created pursuant to this Security Agreement and the release of all claims that the Collateral Agent and the Secured Party may have hereunder and concurrently therewith, return any and all remaining Collateral held by the Collateral Agent or for its account to Seminole. The Collateral Agent shall not confirm the release of the Collateral from such security interest until it has received written notice from the Secured Party that the conditions in clause (i) or (ii) of the preceding sentence have been satisfied. The Security Party agrees to give the Collateral Agent such notice immediately upon request after such satisfaction.

Section 9	REPRESENTATIONS, WARRANTIES AND COVENANTS.

Section 9.1 Filings. Seminole agrees that it shall, at its own expense, execute and deliver all financing statements necessary to perfect the Collateral Agent’s or any assignee’s interest in the Collateral or any assignment or other document reasonably requested by the Secured Party to perfect, protect, enforce or otherwise give effect to the Collateral Agent’s rights and remedies hereunder.

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Section 9.2 [Reserved]

Section 9.3 Rights in Collateral. Seminole represents and warrants that assuming that the Collateral Agent maintains control over the Collateral in accordance with the applicable provisions of law, the grant of a security interest therein under this Security Agreement vests in the Collateral Agent a valid and perfected security interest in the Collateral as contemplated by this Security Agreement, subject to the provisions of Section 9-306 of the UCC.

Section 9.4 [Reserved]

Section 9.5 [Reserved]

Section 9.6 Seminole Covenant Concerning Liens. Seminole shall not, without the prior written consent of the Collateral Agent and the Secured Party (a) sell, assign or otherwise dispose of, or grant any option with respect to, the Collateral or (b) create or permit any Lien upon or with respect to the Collateral, except for the security interests granted hereunder.

Section 10	MISCELLANEOUS.

Section 10.1 Amendments and Waivers. No term, covenant, agreement or condition of this Security Agreement may be terminated, amended or compliance therewith waived (either generally or in a particular instance, retroactively or prospectively) except by an instrument or instruments in writing executed by each party hereto.

Section 10.2 Notices. Unless otherwise expressly specified or permitted by the terms of this Security Agreement, all communications and notices provided for herein to a party hereto shall be in writing or by a telecommunications device capable of creating a written record, and any such notice shall become effective (a) upon personal delivery thereof, including, without limitation, by overnight mail or courier service, (b) in the case of notice by United States mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (c) in the case of notice by such a telecommunications device, upon transmission thereof, provided such transmission is promptly confirmed by either of the methods set forth in clauses (a) or (b) above, in each case addressed to such party at its address set forth below or at such other address as such party may from time to time designate by written notice to the other parties hereto:

If to Seminole:

Seminole Electric Cooperative, Inc.

16313 North Dale Mabry Highway

Tampa, Florida 33688

Facsimile No.: (813) 264-7906

Telephone No.: (813) 963-0994

Attention: Manager of Finance

with a copy to:

Robert A. Mora, Esq.

Allen, Dell, Frank & Trinkle, P.A.

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Suite 1240, The Barnett Plaza

101 East Kennedy Boulevard

Post Office Box 2111

Tampa, FL 33601

Telecopier: (813) 229-6682

If to Lafarge:

Lafarge Corporation

11130 Sunrise Valley Drive, Suite 300

Reston, VA 20191

Attention: Manager of Environment, Health and Safety

Telecopier: (703) 264-0200

with a copy to:

Linda B. Matarese

Assistant General Counsel

Lafarge Corporation

11130 Sunrise Valley Drive, Suite 300

Reston, VA 20191

Telecopier: (703) 264-0634

If to Collateral Agent:

If to Securities Intermediary:

Section 10.3 Survival. All warranties, representations, indemnities and covenants made by any party hereto, herein or in any certificate or other instrument delivered by any such party or on the behalf of any such party under this Security Agreement shall be considered to have been relied upon by the other party hereto and shall survive the consummation of the transactions contemplated hereby on the Closing Date regardless of any investigation made by either party or on behalf of either party.

Section 10.4 Successors and Assigns.

(a) This Security Agreement shall be binding upon and shall inure to the benefit of, and shall be enforceable by, the parties hereto and their respective successors and assigns as permitted by and in accordance with the terms hereof.

(b) Neither Seminole nor the Secured Party may assign its interests herein without the consent of the other party.

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Section 10.5 Business Day. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Security Agreement is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day.

Section 10.6 Governing Law. This Security Agreement shall be in all respects governed by and construed in accordance with the laws of the State of Florida without giving effect to the doctrine of conflict of laws.

Section 10.7 Severability. Whenever possible, each provision of this Security Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Security Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Security Agreement.

Section 10.8 Counterparts. This Security Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

Section 10.9 Headings. The headings of the sections of this Security Agreement are inserted for purposes of convenience only and shall not be construed to affect the meaning or construction of any of the provisions hereof.

Section 10.10 Further Assurances. Each party hereto will promptly and duly execute and deliver such further documents to make such further assurances for and take such further action reasonably requested by any other party hereto, all as may be reasonably necessary to carry out more effectively the intent and purpose of this Security Agreement.

Section 10.11 Effectiveness of Agreement. This Security Agreement has been dated as of the date first above written for convenience only. This Security Agreement shall be effective on the date of execution and delivery by the Secured Party, the Collateral Agent and Seminole.

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IN WITNESS WHEREOF, Seminole, the Collateral Agent, the Securities Intermediary and the Secured Party have caused this Security Agreement to be duly executed and delivered by their respective officers thereunto duly authorized.

SEMINOLE ELECTRIC COOPERATIVE, INC., as Pledgor

By:
Name:
Title:
Date:

LAFARGE CORPORATION as Secured Party

By:
Name:
Title:
Date:

[NAME OF COLLATERAL AGENT] as Collateral Agent

By:
Name:
Title:
Date:

[NAME OF SECURITIES INTERMEDIARY] as Securities Intermediary

By:
Name:
Title:
Date:

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Exhibit D

If Seminole shall at any time during the Initial Term of this Contract exercise a renewal option under Article V of the Unit 2 Lease for a term less than the end of the Initial Term of this Contract, the amount which would be required would be the amount beginning with the first of the dates identified below occurring following the expiration of the renewal term then in effect.

* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *
* * *	* * *	* * *	* * *